                                                                 Exhibit 10.90


                          REVOLVING CREDIT AGREEMENT


                         dated as of January 31, 1997


                                    among


                              HENRY SCHEIN, INC.

                                     and


                          THE CHASE MANHATTAN BANK,
                      FLEET BANK, NATIONAL ASSOCIATION,
           COOPERATIEVE CENTRALE RAIFFEISEN - BOERENLEENBANK, B.A.
                  "RABOBANK NEDERLAND", NEW YORK BRANCH AND
                            EUROPEAN AMERICAN BANK


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                              TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1. DEFINITIONS; ACCOUNTING TERMS ...................................  1
  Section 1.1.  Definitions ................................................  1
  Section 1.2. Accounting Terms ............................................ 14
ARTICLE 2. REVOLVING CREDIT FACILITY ....................................... 15
  Section 2.1. Revolving Credit Loans ...................................... 15
  Section 2.2. The Revolving Credit Notes .................................. 15
  Section 2.3. Use of Proceeds ............................................. 16
  Section 2.4. Borrowing Procedure for Revolving Credit Loans .............. 16
  Section 2.5. Minimum Amounts of Revolving Credit Loans ................... 17
  Section 2.6. Interest Period Elections for Borrowings .................... 17
  Section 2.7. Letters of Credit and Documentary Banker's Acceptances ...... 18
  Section 2.8. Interest on Loans ........................................... 21
  Section 2.9. Existing Letters of Credit and Documentary Banker's
                 Acceptances ............................................... 22
  Section 2.10. Changes of Commitments ..................................... 22
ARTICLE 3. GENERAL CREDIT PROVISIONS; FEES AND PAYMENTS .................... 23
  Section 3.1. Certain Notices ............................................. 23
  Section 3.2. Prepayments ................................................. 23
  Section 3.3. Commitment Fee .............................................. 23
  Section 3.4. Usage Fee ................................................... 24
  Section 3.5. Up Front Fee ................................................ 24
  Section 3.6. Letter of Credit and Documentary Banker's Acceptance Fees ... 25
  Section 3.7. Payments Generally .......................................... 26
  Section 3.8. Judgment Currency ........................................... 27
  Section 3.9. Foreign Exchange Indemnity .................................. 27
ARTICLE 4. YIELD PROTECTION, ETC ........................................... 28
  Section 4.1. Certain Compensation ........................................ 28
  Section 4.2. Additional Costs ............................................ 29
  Section 4.3. Limitations on Types of Loans ............................... 30


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  Section 4.4. Illegality .................................................. 30
  Section 4.5. Certain LIBOR Loans Pursuant to Section 4.2, 4.3 and 4.4. 31
  Section 4.6. Change of Lending Office .................................... 31
  Section 4.7. Replacement of Banks ........................................ 31
  Section 4.8. Survival .................................................... 32
ARTICLE 5. CONDITIONS PRECEDENT ............................................ 32
  Section 5.1. Documentary Conditions Precedent ............................ 32
  Section 5.2. Additional Conditions Precedent ............................. 34
  Section 5.3. Deemed Representations ...................................... 34
ARTICLE 6. REPRESENTATIONS AND WARRANTIES .................................. 35
  Section 6.1. Incorporation, Good Standing and Due Qualifications;
  Compliance with Law ...................................................... 35
  Section 6.2. Power and Authority; No Conflicts ........................... 35
  Section 6.3. Legally Enforceable Agreements .............................. 36
  Section 6.4. Litigation .................................................. 36
  Section 6.5. Financial Statements; Other Liabilities ..................... 36
  Section 6.6. Ownership and Liens ......................................... 37
  Section 6.7. Taxes ....................................................... 37
  Section 6.8. ERISA ....................................................... 37
  Section 6.9. Subsidiaries and Ownership of Stock ......................... 38
  Section 6.10. Credit Arrangements ........................................ 38
  Section 6.11. Operation of Business ...................................... 38
  Section 6.12. Hazardous Substances ....................................... 38
  Section 6.13.  No Default on Outstanding Judgments or Orders ............. 39
  Section 6.14. Material Contracts ......................................... 39
  Section 6.15. Labor Disputes and Acts of God ............................. 40
  Section 6.16. Governmental Regulation .................................... 40
  Section 6.17. Partnerships ............................................... 40
  Section 6.18. No Forfeiture Proceeding ................................... 40
  Section 6.19. No Default or Event of Default ............................. 40
  Section 6.20. Solvency ................................................... 40
  Section 6.21. Material Adverse Change .................................... 40


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  Section 6.22. Name and Location........................................... 41
ARTICLE 7. AFFIRMATIVE COVENANTS............................................ 41
  Section 7.1. Maintenance of Existence..................................... 41
  Section 7.2. Conduct of Business.......................................... 41
  Section 7.3. Maintenance of Properties.................................... 41
  Section 7.4. Maintenance of Records....................................... 42
  Section 7.5. Maintenance of Insurance..................................... 42
  Section 7.6. Compliance with Laws......................................... 42
  Section 7.7. Right of Inspection.......................................... 42
  Section 7.8. Reporting Requirements....................................... 42
  Section 7.9. Payment of Obligations....................................... 45
  Section 7.10. Subsidiaries................................................ 46
ARTICLE 8. NEGATIVE COVENANTS............................................... 46
  Section 8.1. Debt......................................................... 46
  Section 8.2. Guarantees................................................... 47
  Section 8.3. Liens........................................................ 47
  Section 8.4.  Investments................................................. 49
  Section 8.5.  Sale of Assets.............................................. 50
  Section 8.6. Transactions with Affiliates................................. 50
  Section 8.7. Mergers, Etc................................................. 51
  Section 8.8.  Acquisitions................................................ 51
  Section 8.9. No Activities Leading to Forfeiture ......................... 52
  Section 8.10. Corporate Documents; Fiscal Year ........................... 52
  Section 8.11. Hazardous Substances; Use of Real Property ................. 52
  Section 8.12. Dividends, etc ............................................. 52
  Section 8.13. Material Change in Ownership ............................... 53
  Section 8.14. Other Material Adverse Change .............................. 53
ARTICLE 9. FINANCIAL COVENANTS ............................................. 53
  Section 9.1. Minimum Consolidated Net Worth .............................. 53
  Section 9.2. Consolidated Maximum Capital Expenditures ................... 54
  Section 9.3. Minimum Consolidated Cash Flow Coverage ..................... 54
  Section 9.4. Consolidated Minimum Interest Coverage ...................... 55


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  Section 9.5. Maximum Ratio of Consolidated Funded Debt to EBITDA.......... 55
ARTICLE 10. EVENTS OF DEFAULT .............................................. 55
  Section 10.1. Events of Default .......................................... 55
  Section 10.2. Remedies ................................................... 57
ARTICLE 11. THE AGENT; RELATIONS AMONG BANKS AND BORROWER .................. 58
  Section 11.1. Appointment, Powers and Immunities of Agent ................ 58
  Section 11.2. Reliance by Agent .......................................... 59
  Section 11.3. Defaults ................................................... 59
  Section 11.4. Rights of Agent as a Bank .................................. 59
  Section 11.5. Indemnification of Agent ................................... 60
  Section 11.6. Documents .................................................. 60
  Section 11.7. Non-Reliance on Agent and Other Banks ...................... 60
  Section 11.8. Failure of Agent to Act .................................... 61
  Section 11.9. Resignation or Removal of Agent ............................ 61
  Section 11.10. Amendments Concerning Agency Function ..................... 62
  Section 11.11. Liability of Agent ........................................ 62
  Section 11.12. Transfer of Agency Function ............................... 62
  Section 11.13. Non-Receipt of Funds by the Agent ......................... 62
  Section 11.14. Withholding Taxes ......................................... 62
  Section 11.15. Several Obligations and Rights of Banks ................... 63
  Section 11.16. Pro Rata Treatment of Loans, Etc .......................... 63
  Section 11.17. Sharing of Payments Among Banks ........................... 63
ARTICLE 12. MISCELLANEOUS .................................................. 64
  Section 12.1. Amendments and Waivers ..................................... 64
  Section 12.2. Usury ...................................................... 64
  Section 12.3. Expenses ................................................... 65
  Section 12.4. Survival ................................................... 65
  Section 12.5. Assignment; Participation .................................. 65
  Section 12.6. Notices .................................................... 66
  Section 12.7. Setoff ..................................................... 66
  Section 12.8. Jurisdiction; Immunities ................................... 67
  Section 12.9. Table of Contents; Headings ................................ 68


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  Section 12.10. Severability .............................................. 68
  Section 12.11. Counterparts .............................................. 68
  Section 12.12. Integration ............................................... 68
  Section 12.13. Governing Law ............................................. 68
  Section 12.14. Confidentiality ........................................... 69


                                        v
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            REVOLVING CREDIT AGREEMENT (the "Agreement") dated as of January 31,
1997 among HENRY SCHEIN, INC., a corporation organized under the laws of the State of Delaware (the "Borrower"), THE CHASE MANHATTAN BANK, a New York banking corporation ("Chase"), FLEET BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America ("Fleet"), COOPERATIEVE CENTRALE RAIFFEISEN - BOERENLEENBANK, N.A. "RABOBANK NEDERLAND",
NEW YORK BRANCH, a corporation organized under the laws of the Netherlands ("Rabobank Nederland"), and EUROPEAN AMERICAN BANK, a New York banking corporation ("EAB") (each of Chase, Fleet, Rabobank Nederland and EAB are, individually, a "Bank", and collectively, the "Banks"), and Chase, as Agent for the Banks.

            WHEREAS, the Borrower has requested the Banks to extend credit to the Borrower from time to time and the Banks are willing to extend such credit in accordance with the terms of this Agreement;

            NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1.

1. DEFINITIONS; ACCOUNTING TERMS

                  Section 1.1.  Definitions.

            As used in this Agreement the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

            "Acquired Person" shall have the meaning given to such term in
Section 8.8 hereof.

            "Acquisition" means any transaction pursuant to which the Borrower or any of its Subsidiaries (a) acquires equity securities (or warrants, options or other rights to acquire such securities) of any Person other than any Person which is a Subsidiary of the Borrower, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes any Person a Subsidiary of the Borrower, or causes any such Person to be merged into the Borrower or any of its respective Subsidiaries, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person's then-outstanding securities, in exchange for such securities, of cash or securities of the Borrower or any of its Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any Person.

            "Additional Costs" shall have the meaning given to such term in
Article 4 hereof.

            "Affiliate" means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower;
(b) which directly or indirectly beneficially owns or holds 25% or more of any class of voting stock of the Borrower; (c) 25% or


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more of the voting stock or other voting interests of which is directly or indirectly beneficially owned or held by Borrower; or (d) which is a partnership in which the Borrower is a general partner. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Agent" means The Chase Manhattan Bank, or its successors or assigns.

            "Aggregate Banker's Acceptance Outstandings" means, at a particular time, the aggregate principal balance of outstanding Documentary Banker's Acceptances created by the Agent on behalf of or for the benefit of the Borrower pursuant hereto.

            "Aggregate Letters of Credit Outstandings" means, at a particular time, the sum of (a) the aggregate maximum amount at such time which is available or available in the future to be drawn under all outstanding Letters of Credit under this Agreement plus (b) the aggregate amount of any payments made by the Agent on behalf of the Banks under any Letter of Credit under this Agreement that has not been reimbursed by the Borrower or with respect to which there has not been a conversion to Documentary Banker's Acceptances at such time.

            "Aggregate Outstandings" means, at a particular time, the sum of (a) the Aggregate Letters of Credit Outstandings at such time plus (b) the Aggregate Banker's Acceptance Outstandings, at such time plus (c) the Dollar Equivalent of the aggregate outstanding principal amount of all Revolving Credit Loans.

            "Agreement" means this Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement, unless otherwise indicated.

            "Alternate Base Rate" means the rate of interest determined by the Agent to be the higher of (i) the Federal Funds Rate plus 1/4 of 1% per annum or
(ii) the Prime Rate.

            "Amortization" means amortization as determined in accordance with GAAP.

            "Applicable Currency" means, as to any particular payment or Loan, the Approved Currency in which it is denominated or is payable.

            "Applicable Currency Equivalent" means, with respect to an amount denominated in Dollars which is to be converted to any other Applicable Currency, the amount of such Applicable Currency required to purchase such amount of Dollars at the Relevant Exchange Rate.

            "Approved Currencies" means Dollars, Canadian Dollars, Australian Dollars, British Pounds Sterling, Italian Lire, Deutsche Marks, Dutch Guilders, French Francs, Belgian Francs, Swiss Francs, Japanese Yen, and, with the consent of each of the Banks, any other currencies which are freely transferable and convertible into Dollars and in which dealings in deposits are carried out in the London interbank market.


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            "Banking Day" means, as it relates to any payment, determination, funding or notice to be made or given in connection with any Loan, or otherwise to be made or given to or from the Agent with respect to such Loan, any day (a) on which dealings in deposits in the Applicable Currency for such Loan are carried out in the London interbank market, and (b) on which commercial banks and foreign exchange markets are open for business in London, New York and the principal financial center for such Applicable Currency.

            "Banks" means Chase, Fleet, Rabobank Nederland and EAB, and any of their permitted assigns pursuant to Section 12.5 hereof.

            "Base Rate Loan" means any Revolving Credit Loan when and to the extent the interest rate therefor is determined on the basis of the Alternate Base Rate.

            "Capital Expenditures" means the sum of (a) expenditures for any fixed assets or improvements, replacements, substitutions, or additions thereto which would be treated as capital expenditures in accordance with GAAP and (b) the portion of all payments with respect to Capital Leases which are required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

            "Capital Lease" means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

            "Cash Collateral" means a Dollar deposit by the Borrower made in immediately available funds to savings, checking or time deposit accounts at the Banks (on a pro-rata basis in accordance with their respective Commitment Proportions) for the purchase by the Borrower of certificates of deposit issued by the Banks (on a pro-rata basis in accordance with their respective Commitment Proportions) and the execution of all documents and the taking of all steps required to give the Banks a perfected security interest in such deposits or certificates of deposit.

            "Closing Date" means the date this Agreement has been executed by the Borrower and each of the Banks.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Commitment Fee" means the fees payable by the Borrower to the Banks pursuant to Section 3.3 hereof.

            "Commitment Proportion" means, with respect to each Bank at the time of determination, that proportion that its Revolving Credit Commitment bears to the Total Revolving Credit Commitment.

            "Consolidated EBITDA" means, for any fiscal period, Consolidated Net Income of the Borrower and its Subsidiaries less to the extent included in determining Consolidated Net Income, all extraordinary gains plus to the extent included in determining Consolidated Net Income in the same fiscal year as any extraordinary gains are subtracted from the calculation of


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Consolidated Net Income (and, only to the extent of such extraordinary gains), extraordinary losses, plus Consolidated Interest Expense, plus to the extent deducted in determining Consolidated Net Income, provisions for federal, state, local and foreign income taxes, whether paid or deferred, plus to the extent deducted in determining Consolidated Net Income, Depreciation and Amortization, on a consolidated basis, of the Borrower and its Subsidiaries, plus to the extent deducted in determining Consolidated Net Income, the aggregate amount of
(x) accretion expense with respect to options or rights to acquire the Borrower's common stock and (y) any write-off of expenses arising in connection with the Loans, plus the aggregate amount of non-cash expense associated with the closure and post-closure reserves of a plant or facility owned by a Borrower or a Subsidiary of the Borrower, plus the aggregate amount of all other Non-Cash Charges not specifically listed above, plus stock contributions made by the Borrower to the ESOP on a consolidated basis, all as determined in accordance with GAAP.

            "Consolidated Funded Debt" means, at a particular date, on a consolidated basis, all Debt (including indebtedness incurred in connection with Letters of Credit, Subordinated Debt, and all other Debt) of the Borrower and its Subsidiaries having an original maturity of one year or more, including the current portion of such Debt, other than guarantees by (x) the Borrower or (y) any Subsidiary of the Debt of any Subsidiary reflected on the Borrower's consolidated financial statements for such period.

            "Consolidated Interest Expense" means, for a particular period, the consolidated interest expense of the Borrower and its Subsidiaries as reflected in the Borrower's consolidated financial statements for such period and calculated in accordance with GAAP.

            "Consolidated Net Income" means, for a particular period, the consolidated net income of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

            "Consolidated Net Profit" means, with respect to a particular period, the net profit of the Borrower and its Subsidiaries on a consolidated basis for such period, as reflected on the consolidated financial statements of the Borrower and its Subsidiaries, and determined or calculated in accordance with GAAP.

            "Consolidated Net Worth" means, at any particular date, the amount included under stockholders' equity, in accordance with GAAP, on the consolidated balance sheet of the Borrower and its Subsidiaries as at such date, but without giving any effect to any one-time change (positive or negative) in Consolidated Net Worth attributable to changes in accounting principles generally made applicable by the Financial Accounting Standards Board to publicly traded domestic corporations.

            "Consolidated Taxes" means, at a particular date, all amounts which would, in conformity with GAAP, be included as Taxes on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

            "Consolidated Total Assets" means, at a particular date, all amounts which would, in conformity with GAAP, be included as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

            "Consolidated Total Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

            "Continuing Directors" means the directors of the Borrower on the Closing Date, and each other director if such director's nomination for election to the Board of Directors is recommended by a majority of the then-Continuing Directors.

            "Corporate Guarantors" means each of the Borrower's domestic subsidiaries listed on the signature pages hereto.

            "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of July 5, 1995, among the Borrower and the Banks, as such agreement has been amended through the date hereof.

            "Current Portion of Long-Term Debt" means, at any time, the portion of any Debt which is classified as the current portion of long-term debt on the consolidated financial statements of the Borrower and its Subsidiaries, and, in the last year of the term of this Agreement, Current Portion of Long-Term Debt shall include, but not be limited to, the Borrower's payment obligations with regard to this Agreement.

            "Debt" means with respect to any Person: (a) indebtedness of such Person for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) Unfunded Vested Liabilities of such Person; (d) the face amount of any outstanding letters of credit issued for the account of such Person; (e) obligations arising under acceptance facilities; (f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against monetary loss; (g) obligations secured by any Lien on property of such Person;
(h) obligations of such Person as lessee under Capital Leases; and (i) indebtedness of such Person evidenced by a note, bond, indenture or similar instrument; provided, however, that for purposes of Article 9 hereof, (i) Debt incurred in connection with off-balance sheet operating leases and (ii) Debt secured by the Permitted Liens described in Sections 8.3 (a), 8.3 (b), 8.3 (c),
8.3 (d), and 8.3 (f), shall be excluded from the subject calculations.

            "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

            "Default Rate" means a rate per annum equal to 2% above the rate of interest otherwise (assuming no Event of Default has occurred and is continuing) applicable to the relevant Loan.


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            "Depreciation" means depreciation as determined or calculated in accordance with GAAP.

            "Dividends" means, for any period, dividends paid by the applicable Person.

            "Documentary Banker's Acceptances" means banker's acceptances created by the Agent accepting a draft drawn on the Agent in connection with or in conjunction with Time Letters of Credit and which satisfy eligibility requirements established by the Board of Governors of the Federal Reserve System and the Agent's internal requirements as in effect from time to time.

            "Dollar Equivalent" means (a) in relation to any amount denominated in Dollars, such amount and (b) in relation to an amount denominated in any Applicable Currency other than Dollars, the amount of Dollars which when converted at the Exchange Rate would equal the principal amount of the Loan or applicable payment in the Applicable Currency.

            "Dollars" and the sign "$" mean lawful money of the United States of America.

            "Domestic Subsidiaries" means Subsidiaries formed, incorporated or existing under the laws of, or which conduct substantially all of their business in, the United States of America or any of its states.

            "Election Date" has the meaning specified in Section 2.6(a).

            "Eligible Transferee" shall mean a commercial bank, financial institution or other institutional "accredited investor" (as defined in Regulation D of the Securities Act of 1933, as amended); provided that the short-term commercial paper rating from S&P of any such Person is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof.

            "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

            "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

            "ESOP" means the existing employee stock ownership plan formed/maintained by the Borrower and its employees.

            "Event of Default" shall have the meaning given such term in Section
10.1 hereof.

            "Exchange Rate" means, in relation to the purchase of one currency (the "first currency") with another currency (the "second currency"), the most recent spot rate of exchange as published in the Exchange Rates Table of The Wall Street Journal dated the date of such determination for the purchase of the first currency with the second currency. If the relevant spot rate of exchange is not available from The Wall Street Journal, then the relevant spot rate of exchange shall be reasonably determined by the Agent and such determination shall be conclusive absent manifest error.

            "Eurocurrency Reserve Requirements" means, with respect to each Interest Period for each LIBOR Loan (for purposes of determining Eurocurrency Reserve Requirements with respect to any LIBOR Loan having a 7-day or a 14-day Interest Period, such LIBOR Loan shall be deemed to have a one month Interest Period), the aggregate (without duplication) of the maximum rates (expressed as a percentage and rounded upward, if necessary, to the nearest 1/100 of 1%) of reserve requirements current on the date two Banking Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto), as now and/or from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding maintained by any Bank.

            "Facility Documents" means this Agreement, the Notes, the Guarantees, and all other agreements, documents and instruments executed in connection herewith or therewith including, but not limited to, all documents and instruments executed by the Borrower or any Guarantor in favor of any Bank in connection with this Agreement and the Loans made hereunder.

            "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so announced or published for any day which is a Banking Day, the Federal Funds Rate for the last day on which such rate was announced or published.

            "Forfeiture Proceeding" means the commencement of any action or proceeding affecting the Borrower or any of the Guarantors before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would result in the seizure or forfeiture of any of their property which would cause a material adverse effect upon the operations, business, properties or financial condition of the Borrower or any such Guarantor.

            "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied with respect to the financial statements of the Borrower, its Subsidiaries, and Affiliates or any Guarantor which are the subject of Section 6.5 hereof.

            "Guarantees" means the guarantees to be delivered on the Closing Date to the Banks by each of the Guarantors and the guarantees to be delivered to the Banks from time to time hereafter by Persons that become Guarantors subsequent to the Closing Date, all in the form(s) attached hereto as Exhibit C.

            "Guarantors" means the Corporate Guarantors and the Post-Closing Guarantors.

            "Hazardous Substance" or "Hazardous Substances" means any material, including, without limitation, raw, processed or waste by-product materials, which in itself or as found or used, is toxic, noxious or harmful to the health or safety of human or animal life or vegetation, regardless of whether such material be found on or below the surface of the ground, in any surface or underground water, or airborne in ambient air or in the air inside of any structure built or located upon or below the surface of the ground, or in any machinery, equipment or inventory located or used in any such structure, including, but in no event limited to, all hazardous materials, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined or classified as such under any Environmental Law, regardless of the quantity found, used, manufactured or removed from a given location.

            "Interest Period" means the period commencing on the date of making, renewal or conversion of a Loan to a LIBOR Loan and expiring 7 days, 14 days or one, two, three or six months thereafter, as designated by the Borrower in the notice given to the Agent under Section 2.4 hereof; provided that,

            (a) the initial Interest Period for any LIBOR Loan shall commence on the date of the making of such Loan (including the date of any conversion from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Loan shall commence on the date on which the next preceding Interest Period expires;

            (b) if any Interest Period would otherwise expire on a day which is not a Banking Day, such Interest Period shall expire on the next succeeding Banking Day, provided, however, that if any Interest Period would otherwise expire on a day which is not a Banking Day but is a day of a calendar month after which no further Banking Day occurs (in such month), such Interest Period shall expire on the next preceding Banking Day;

            (c) no Loan shall be continued as or converted to a LIBOR Loan if at the time of any such continuation or conversion a Default or an Event of Default exists; and

            (d) no Interest Period shall extend beyond the Revolving Credit Termination Date.

            "Lending Office" means, for each Bank and for each type of Loan, the lending office of such Bank (or of an affiliate of such Bank) designated as such for such type of Loan on its signature page hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Agent as the office by which its Loans are to be made and maintained.

            "Letter of Credit" means any Sight Letter of Credit, Time Letter of Credit or Standby Letter of Credit issued by the Agent for the account of the Borrower pursuant to the terms of this Agreement.

            "LIBOR" means, for any LIBOR Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted at approximately 11:00 a.m. London time by the principal London branch of the Agent two Banking Days prior to the first day of the Interest Period for such Loan for the offering to leading or prime banks in the London interbank market of Dollar deposits in immediately available funds, for a period (which period, in the case of a LIBOR Loan having a 7-day or a 14-day Interest Period, shall be deemed to be a one month Interest Period), and in an amount, comparable to such Interest Period (which Interest Period, in the case of a LIBOR Loan having a 7-day or a 14-day Interest Period, shall be deemed to be a one month Interest Period) and principal amount of the LIBOR Loan which shall be made by the Banks hereunder and outstanding during such Interest Period.

            "LIBOR Loan" means any Revolving Credit Loan when and to the extent the interest rate therefor is determined on the basis of Reserve Adjusted LIBOR Rate.

            "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

            "Loan" means a Revolving Credit Loan or a Letter of Credit or a Documentary Banker's Acceptance.

            "Margin" means for LIBOR Loans, the following:

             Ratio of Consolidated Funded Debt
             to Consolidated EBITDA                           Margin
             ----------------------                           ------
             Equal to or greater than 3.00:1.0                 1%

             Equal to or greater than 2.50:1.00 but less than  0.75%
             3.00:1.00

             Equal to or greater than 2.00:1.00 but less than  0.625%
             2.50:1.00

             Equal to or greater than 1.50:1.00 but less than  0.50%
             2.00:1.00

             Less than 1.50:1.00                               0.375%

The Margin will be set on the day which is 10 Banking Days following the receipt by the Agent of the financial statements referenced in Section 7.8(a) or Section 7.8(b), as the case may be, and shall apply to all LIBOR Loans (i.e., new or additional Loans, or Loans which are continuations or conversions) to be made on or after such date until, but not including, the next date on which the Margin is reset in accordance with the provisions hereof; provided, however, that if any financial statements are not received by the Agent within the time period relating to such financial statements as provided in Section 7.8(a) or Section 7.8(b) hereof, as the case may be, the Margin on all LIBOR Loans to be made on or after the date the Margin should have been reset in accordance with the foregoing provisions (i.e., assuming timely delivery of the requisite financial statements), until the day which is 10 Banking Days following the receipt by the Agent of such financial statements, will be 1%; and further provided, however, that the Banks shall not in any way be deemed to have waived any Event of Default or any of their remedies hereunder (including, without limitations, remedies provided in Article 10 hereof) in connection with the provisions of the foregoing proviso.


            "Multiemployer Plan" means a Plan defined as such in Section 4001(a)(3) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

            "Non-Cash Charges" means all charges and expenses reflected on the consolidated income statement of the Borrower and its Subsidiaries and determined or calculated in accordance with GAAP which do not require a payment of cash.

            "Notes" means the Revolving Credit Notes.

            "Obligations" means all of the obligations of the Borrower or any Guarantor to the Banks under or in relation to this Agreement, the Notes, any Letters of Credit, the Guarantees or any of the other Facility Documents, as such agreements, documents and instruments are originally executed or as modified, amended, restated, supplemented or extended from time to time, and all obligations of the Borrower or any Guarantor to the Banks arising out of any extension, refinancing or refunding of any of the foregoing obligations, whether such obligations are now existing or hereafter acquired or arising, direct or indirect, joint or several, absolute or contingent, due or to become due, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise.

            "Operating Income" means, with respect to a particular Person for a particular period, such Person's operating income for such period determined or calculated in accordance with GAAP as reflected on such Person's financial statements.

            "Payment Office" means, with respect to the Agent for payments in any Applicable Currency, such account at such bank or office in the principal financial center in the country of the Applicable Currency as the Agent shall designate by notice to the Person required to make the relevant payment and, with respect to the Agent for payments in Dollars, such account at such bank or office in New York City as the Agent shall designate by notice to the Person required to make the relevant payment.

            "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

            "Permitted Acquisition" shall have the meaning given to such term in
Section 8.8 hereof.

            "Permitted Liens" means those certain Liens defined in Section 8.3 hereof.

            "Person" means an individual, partnership, corporation, limited liability company or partnership, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

            "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies, provided that such term shall not include plans terminated prior to the date hereof.

            "Post-Closing Guarantors" means (a) any wholly owned Subsidiary or other entity, formed or acquired by the Borrower, Zahn Holdings, Inc. or any subsidiary of the Borrower or Zahn Holdings, Inc. after the Closing Date with Total Assets located in the United States of $10,000,000 or greater, and (b) any Subsidiary or entity formed or acquired after the Closing Date in which the Borrower or any Corporate Guarantor has a 66.67% or greater but less than 100% ownership interest which becomes or is a Subsidiary which must have its financial operations and results consolidated with Borrower under GAAP, if such subsidiary or entity, after giving effect to the acquisition, has Total Assets located in the United States that exceed 5% of the Consolidated Total Assets of the Borrower and its Subsidiaries, taken as a whole, valued as of the closing of such acquisition or as of the last day of any fiscal year thereafter; providing such partially owned subsidiary or entity is not a party to an agreement prohibiting it from becoming a Guarantor hereunder.

            "Prime Rate" means that rate of interest from time to time announced by the Agent at the Principal Office as its prime commercial lending rate.

            "Principal Office" means the principal office of the Agent, presently located at 270 Park Avenue, New York, New York.

            "Reference Rate" means that rate charged by the Agent with regard to Documentary Banker's Acceptances.

            "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

            "Regulatory Change" means, with respect to any Bank, any change after the Closing Date in United States federal, state, municipal or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

            "Relevant Exchange Rate" means, with respect to any LIBOR Loan denominated in any Approved Currency other than Dollars, the Exchange Rate for the purchase of Dollars with such Approved Currency in effect on the date which is two Banking Days before the later of (a) the date on which the Loan was first made or (b) the last Election Date (if any) applicable to such Loan.

            "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA as to which events the PBGC by regulation has not waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

            "Required Banks" means, at any time, with respect to any decisions to be made by the Banks hereunder, Banks having at least 75% of the aggregate of the Commitment Proportions hereunder.

            "Reserve Adjusted LIBOR Rate" means, with respect to the Interest Period (which Interest Period, in the case of a LIBOR Loan having a 7-day or a 14-day Interest Period, shall be deemed to be a one month Interest Period) for each LIBOR Loan, the rate per annum (rounded upwards to the nearest whole multiple of 1/100th of one percent) equal to the following:

                                    LIBOR
                              --------------------
                   1.00 - Eurocurrency Reserve Requirements.

            "Revolving Credit Commitment" means, with respect to each Bank, the obligation of such Bank to extend credit to the Borrower hereunder and, subject to the terms hereof, in the following aggregate amounts:

            Chase                               $35,000,000
            Fleet                               $25,000,000
            Rabobank Nederland                  $25,000,000
            EAB                                 $15,000,000

            "Revolving Credit Facility" means the aggregate of all extensions of credit to be made available to the Borrower by the Banks, all as provided for pursuant to Article 2 hereof.

            "Revolving Credit Loans" means any extension of credit made by a Bank pursuant to Section 2.1.

            "Revolving Credit Note" means a promissory note of the Borrower in the form of Exhibit A hereto evidencing the Revolving Credit Loans made by a Bank hereunder.

            "Revolving Credit Termination Date" means the earlier to occur of
(a) the date on which the Revolving Credit Commitment shall terminate hereunder and (b) January 30, 2002.

            "Sight Letter of Credit" means a sight letter of credit as defined in the International Chamber of Commerce Uniform Customs and Practice for Documentary Credits, 1993 Revisions, ICC Publication No. 500 or any successor publication thereof.

            "Solvent" means when used with respect to any Person on a particular date, that on such date: (a) the fair saleable value of its assets is in excess of the total amount of its liabilities, including, without limitation, the reasonably expected amount of such Person's obligations with respect to contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person's ability to pay as such Debts and liabilities mature and (d) such Person is not engaged in business or a transaction for which such Person's property would constitute an unreasonably small capital.

            "Standby Letter of Credit" means a standby letter of credit as defined in the International Chamber of Commerce Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500 or any successor publication thereof.

            "Subordinated Debt" means unsecured Debt of the Borrower that is subordinated, (with such immaterial changes as the Required Banks may reasonably require from time to time), to the Borrower's obligations to the Banks under this Agreement on terms satisfactory to the Banks, and which Debt provides for payment of principal only after the Revolving Credit Termination Date and for the payment of simple interest at an annual rate not greater than the Base Rate plus seven percent and with respect to which Debt the Borrower shall provide the Agent with all information reasonably requested by the Agent, including, without limitation, an amortization schedule.

            "Subsidiary", with respect to any Person, means any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are, at the relevant time, owned directly or indirectly by such Person.

            "Taxes" means any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental or taxing authority of any jurisdiction, excluding, in the case of each Bank, income taxes and franchise taxes (imposed in lieu of income taxes) imposed on such Bank as a result of a present or former connection between the jurisdiction of the government or the taxing authority imposing such tax and such Bank (excluding a connection arising solely from such Bank having executed, delivered, or performed its obligations or received a payment under, or enforced, this Agreement, the Notes or the other Facility Documents) or any political subdivision or taxing authority thereof or therein.

            "Time Letter of Credit" means a Letter of Credit that provides for payment on a specific maturity date(s) determined in accordance with the stipulations of such Letter of Credit.

            "Total Revolving Credit Commitments" means, at any time, the aggregate of the Revolving Credit Commitments in effect at such time.

            "Unfunded Vested Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all vested benefits under the Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

            "Up Front Fee" shall have the meaning given to such term in Section
3.5 hereof.

            "Usage Fee" means the usage fee payable by the Borrower to the Banks pursuant to Section 3.4 hereof.

                  Section 1.2.  Accounting Terms.

            All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

ARTICLE 2.
                          REVOLVING CREDIT FACILITY

                  Section 2.1.  Revolving Credit Loans.

            (a) Subject to the terms and conditions of this Agreement, each of the Banks severally agrees, upon request by the Borrower, to make LIBOR Loans in any of the Approved Currencies and Base Rate Loans in Dollars to the Borrower (each such Loan being a "Revolving Credit Loan") from time to time on any Business Day during the period from the date hereof to but excluding the Revolving Credit Termination Date; provided, however, that no Revolving Credit Loan shall be made if, after giving effect to such Loan, the Aggregate Outstandings at the time of such Loan would exceed the Total Revolving Credit Commitments in effect on such date. All Revolving Credit Loans shall be made by the Banks, on a pro rata basis, in accordance with their respective Commitment Proportions. Subject to the foregoing limits, the Borrower may borrow, repay and reborrow all or a portion of the Revolving Credit Commitments hereunder. Any amount of any Revolving Credit Loan not paid when due (at maturity, or acceleration or otherwise) shall bear interest thereafter until paid at the Default Rate. Notwithstanding the foregoing, in no event shall the Dollar Equivalent of the aggregate principal balance (determined at the Relevant Exchange Rate) of Revolving Credit Loans denominated in Approved Currencies other than Dollars exceed $15,000,000 at any time.

            (b) The Borrower and the Banks hereby agree that from and after the date hereof, subject to the satisfaction of the conditions precedent to the initial Loan hereunder, the LIBOR Loans existing prior to the date hereof pursuant to the Credit Agreement and listed and described on Schedule 2.2 attached hereto shall be deemed to be evidenced by the Revolving Credit Notes and shall be LIBOR Loans for all purposes of this Agreement, other than with respect to the Commitment Proportion of the Banks in such existing LIBOR Loans, which shall be determined in accordance with the applicable provisions of the Credit Agreement as the same existed immediately prior to the Closing Date.

                  Section 2.2.  The Revolving Credit Notes.

            The Revolving Credit Loans of each Bank shall be evidenced by a single promissory note in favor of such Bank with appropriate insertions duly executed by the Borrower. Each Bank is hereby authorized to record the date and amount of each Revolving Credit Loan, the date and amount of each payment of principal thereof, the principal amount subject thereto, the interest rate with respect thereto and the Applicable Currency thereof in such Bank's records or on schedules annexed to and constituting a part of its Revolving Credit Note, and absent manifest error, any such recordation shall constitute conclusive evidence of the information so recorded; provided that the failure to make such recordation shall not in any way affect the obligation of the Borrower to repay the Revolving Credit Loans. Each Revolving Credit Note (a) shall be dated the date hereof, (b) shall be stated to mature on the Revolving Credit Termination Date and (c) shall bear interest on the unpaid principal amount thereof from time to time as provided herein.

                  Section 2.3.  Use of Proceeds.

                  The Borrower shall use the proceeds of the Revolving Credit Loans to (a) pay and satisfy in full all "Revolving Credit Loans" under the Credit Agreement, all accrued interest thereon, and all accrued commissions and fees under the Credit Agreement, (b) for general corporate and working capital purposes and (c) for Permitted Acquisitions. No part of the proceeds of any of the Loans will be used for any purpose which violates the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date of making such Loans.

                  Section 2.4.  Borrowing Procedure for Revolving Credit Loans.

                  (a) Each Revolving Credit Loan shall be, at the option of the Borrower, either a Base Rate Loan or a LIBOR Loan, provided, however, that all Loans in Approved Currencies other than Dollars shall be LIBOR Loans. The Borrower shall give the Agent (i) at least four Banking Days irrevocable telephonic notice of each LIBOR Loan denominated in any Approved Currency other than Dollars (whether representing an additional borrowing hereunder, a conversion of a borrowing hereunder from a Base Rate Loan to a LIBOR Loan, or a continuation of such Loan as such a LIBOR Loan for an additional Interest Period) prior to 11:30 a.m., New York, New York time on the day any such notice is given (the "Eurocurrency LIBOR Notice"), (ii) at least three Banking Days irrevocable telephonic notice of each LIBOR Loan denominated in Dollars (whether representing an additional borrowing hereunder, a conversion of a borrowing hereunder from a Base Rate Loan to such a LIBOR Loan, or a continuation of such Loan as such a LIBOR Loan for an additional Interest Period) prior to 12:00 p.m., New York, New York time on the day any such notice is given (the "Dollar LIBOR Notice"), and (iii) irrevocable telephonic notice of each Base Rate Loan (whether representing an additional borrowing hereunder or the conversion of an existing LIBOR Loan to a Base Rate Loan at the end of the Interest Period with respect to such LIBOR Loan) prior to 12:00 p.m., New York, New York time on the day of the proposed Base Rate Loan (the "Base Rate Loan Notice"). Each such notification, which shall be effective only upon receipt thereof by the Agent, shall specify the amount of the borrowing, the type of Revolving Credit Loan (i.e., Base Rate Loan or LIBOR Loan), the date of the proposed borrowing, whether any such Loan represents an additional borrowing, a conversion or a continuation as referenced above, and, in the case of a LIBOR Loan, the Interest Period to be used in the computation of interest with respect thereto and the proposed currency thereof which shall be an Approved Currency. The Borrower shall provide the Agent with written confirmation of each such telephonic notice on the same day by telefacsimile transmission in such form as such notice has been given under the Credit Agreement or such other form as shall be reasonably acceptable to the Agent. Notice of receipt of any such notice by the Agent shall be provided by the Agent to each Bank by telephone with reasonable promptness but, assuming receipt by the Agent of any such notice prior to 12:00 p.m., New York, New York time on a Banking Day, by no later than 2:00 p.m., New York, New York time on the same day as the Agent's receipt of any such notice.

            (b) Each Bank will make its share of each Borrowing available to the Agent at the Payment Office for the Applicable Currency by 2:00 p.m. (local time at the place of payment), or such other time as may be required by law or practice for the settlement of foreign exchange transactions in the place of payment, on the date for such Borrowing by payment in the Applicable Currency and in immediately available funds. Unless any applicable condition specified in Article 5 has not been satisfied, the amounts so received by the Agent will be made available to the Borrower at such Payment Office by crediting the account of such Borrower with such amounts and in like funds as received by the Agent; provided, however, that if the proceeds of any Borrowing or any portion thereof are to be used to prepay outstanding Loans, then the Agent shall apply such proceeds for such purpose to the extent necessary and credit the balance, if any, to the Borrower's account.

            (c) Notwithstanding anything to the contrary herein, after giving effect to any Borrowing, unless consented to by the Agent in its sole discretion, (i) there shall not be more than ten (10) different Interest Periods in effect in respect of all Revolving Credit Loans then outstanding, and (ii) there shall not be more than four (4) different Applicable Currencies in respect of all Revolving Credit Loans then outstanding.

                  Section 2.5.  Minimum Amounts of Revolving Credit Loans.

                        Except for borrowings which involve or utilize the full remaining amount of the Revolving Credit Commitments and payments which result in the prepayment of all Base Rate Loans, each borrowing and payment of Base Rate Loans shall be in an amount at least equal to $500,000 and, if greater, integral multiples of $100,000 in excess thereof. Each borrowing of LIBOR Loans denominated in Dollars shall be in an amount at least equal to $2,000,000 and, if greater, in integral multiples of $100,000 in excess thereof and each borrowing of LIBOR Loans denominated in an Approved Currency other than Dollars shall be in an amount at least equal to the Applicable Currency Equivalent of $1,500,000 and, if greater, in integral multiples of the Applicable Currency Equivalent of $100,000 in excess thereof.

                  Section 2.6.  Interest Period Elections for Borrowings.

            (a) The Borrower with respect to any outstanding Borrowing consisting of LIBOR Loans may, upon notice to the Agent in accordance with
Section 2.6(b), elect to specify a new Interest Period for such Borrowing, which Interest Period will commence on the last day of any Interest Period applicable thereto (an "Election Date").

            (b) If a Borrower elects to specify a new Interest Period for any Borrowing pursuant to Section 2.6(a), it shall give the Agent notice thereof in the form of a Notice of Interest Period Election to be received by the Agent not later than 12:00 p.m. (New York City time) at least four Banking Days prior to the Election Date in respect of any Borrowing to be denominated in any currency other than Dollars or three Banking Days prior to the Election Date in respect of any Borrowing to be denominated in Dollars, as the case may be, specifying:

                  (i)  the Borrowing to which such notice relates;

                  (ii)  the Election Date; and

                  (iii)  the duration of the requested Interest Period.

            (c) If by the time set forth in Section 2. 6 (b), (i) the Borrower has failed to give a timely Notice of Interest Period Election for a Borrowing consisting of LIBOR Loans in Approved Currencies other than Dollars, the Borrower shall be deemed to have specified an Interest Period of one month or
(ii) the Borrower has failed to give timely Notice of Interest Period Election for a Borrowing consisting of a LIBOR Loan in Dollars, such Loan shall automatically convert to a Base Rate Loan at the end of the Applicable Interest Period.

            (d) The Agent will promptly notify each Bank of the duration of each new Interest Period applicable to each Borrowing consisting of LIBOR Loans.

            Section 2.7.
Letters of Credit and Documentary Banker's Acceptances.

            (a) Generally. Subject to the terms and conditions set forth in this Agreement, upon written request of the Borrower to the Agent in accordance herewith, the Agent shall issue Letters of Credit and, upon or with respect to a drawing under Time Letters of Credit, create Documentary Banker's Acceptances, with pro rata participation by all of the Banks in accordance with their respective Commitment Proportions, at any time between the date hereof and the Revolving Credit Termination Date. Notwithstanding the foregoing, at no time shall the sum of Aggregate Letters of Credit Outstandings plus Aggregate Banker's Acceptance Outstandings exceed $5,000,000 and no Letter of Credit or Documentary Banker's Acceptance shall be issued or created if after giving effect to such Loan the Aggregate Outstandings at the time of such Loan would exceed the Total Revolving Credit Commitments in effect on such date. Furthermore, notwithstanding anything contained herein to the contrary, neither the Agent nor any of the Banks shall be under any obligation to issue a Letter of Credit or create a Documentary Banker's Acceptance if any order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin, restrict or restrain the Agent or any of the Banks in any respect relating to the issuance of such Letter of Credit or creation of such Documentary Banker's Acceptance or a similar letter of credit or banker's acceptance, or any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Agent or any of the Banks shall prohibit or direct the Agent or any of the Banks in any respect relating to the issuance of such Letter of Credit or a similar letter of credit, or the creation of such Documentary Banker's Acceptance or similar banker's acceptance, or shall impose upon the Agent or any of the Banks with respect to any Letter of Credit or any Documentary Banker's Acceptance, any restrictions, any reserve or capital requirement or any loss, cost or expense not reimbursed by the Borrower to the Agent or any of the Banks. Each request for issuance of a Letter of Credit shall be in writing and shall be received by the Agent by no later than 12:00 p.m. on the day which is at least two Banking Days prior to the proposed date of issuance. Such issuance shall occur by no later than 5:00 p.m. on the proposed date of issuance (assuming proper prior notice as aforesaid). Subject to the terms and conditions contained herein, the type of Letter of Credit (i.e., Sight Letter of Credit, Time Letter of Credit or Standby Letter of Credit), the expiry dates, amounts and beneficiaries of the Letters of Credit will be as designated by the Borrower. The Agent shall promptly notify the Banks of the amounts of all Letters of Credit issued hereunder and of any extension, reduction, termination or amendment of any Letter of Credit. Each Letter of Credit issued by the Agent hereunder shall identify: (i) the dates of issuance and expiry of such Letter of Credit, (ii) the amount of such Letter of Credit (which shall be a sum certain), (iii) the beneficiary and account party of such Letter of Credit, (iv) the drafts and other documents necessary to be presented to the Agent upon drawing thereunder, and (v) with respect to Time Letters of Credit, the maturity date of any Documentary Banker's Acceptance created upon or with respect to a drawing under such Time Letter of Credit. No Sight or Time Letter of Credit issued hereunder shall expire more than 180 days from its date of issuance, no Documentary Banker's Acceptance shall mature more than 180 days from the date of the creation of such Documentary Banker's Acceptance and no Standby Letter of Credit shall expire more than one year after its issuance, and in no event shall any Letter of Credit expire or any Documentary Banker's Acceptance mature after the Banking Day which is immediately prior to the Revolving Credit Termination Date. The Borrower agrees to execute and deliver to the Agent such further documents and instruments in connection with any Letter of Credit issued or Documentary Banker's Acceptance created hereunder as the Agent in accordance with its customary practices may request.

            (b) Drawings Under Letters of Credit and Payments of Documentary Banker's Acceptance. The Borrower hereby absolutely and unconditionally promises to (i) pay the Agent as soon as possible but in any event within one Banking Day after any drawing under a Letter of Credit (except under a Time Letter of Credit) or the maturity of a Documentary Banker's Acceptance, in immediately available funds from its accounts, the amount of such drawing under such Letter of Credit or Documentary Banker's Acceptance, plus interest thereon from the date of such drawing until repaid in full, or (ii), by 12:30 p.m., New York, New York time, on the Banking Day immediately following the day of any such drawing, give a Base Rate Loan Notice. The Borrower shall pay to the Agent interest on any amounts with respect to any such Letters of Credit or Documentary Banker's Acceptance not paid when due (i.e., the amount of any drawing which is not paid or converted to a Base Rate Loan within one Banking Day after any such drawing or upon the maturity of any such Documentary Banker's Acceptance pursuant to the provisions of this Agreement) until paid at a rate per annum equal to the Default Rate which would be applicable to a Base Rate Loan in an amount equal to such past due amount. If the Borrower so requests in accordance with the terms hereof and if each of the conditions precedent to the making of a Loan set forth in Article 5 of this Agreement has been satisfied on the Banking Day following a drawing under a Letter of Credit or maturity of a Documentary Banker's Acceptance, the amount of such drawing, plus interest thereon, or the amount of such Documentary Banker's Acceptance, for which the Agent has not been reimbursed by the Borrower shall become a Base Rate Loan made by the Banks to the Borrower on such day as the Agent shall give written notice (which written notice shall be by facsimile transmission or telex) to the Borrower and the Banks of such circumstances. The Agent agrees to forward notice of the amount of each drawing under a Letter of Credit and each matured Documentary Banker's Acceptance promptly upon the occurrence thereof. Each Bank agrees that on the first Banking Day after any such drawing or maturity, such Bank will immediately make available by no later than 12:00 p.m. to the Agent at its office located at the Agent's Principal Office, in Federal or other immediately available funds, its ratable share (i.e., in accordance with its respective Commitment Proportion) of any such drawing or payment or maturity, plus any interest which shall have accrued thereon, provided that each Bank's obligation shall be reduced by its pro rata share (i.e., in accordance with its respective Commitment

Proportion) of any reimbursement by the Borrower in respect of any such drawing or payment pursuant to this Section.

            (c) Letter of Credit and Documentary Banker's Acceptance Obligations Absolute. (i) The obligation of the Borrower to reimburse the Agent as provided hereunder in respect of drawings or payments under Letters of Credit and Documentary Banker's Acceptances shall rank pari passu with the obligation of the Borrower to repay the Loans hereunder, shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, the obligation of the Borrower to reimburse the Agent in respect of drawings under Letters of Credit and upon the maturity of Documentary Banker's Acceptances shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such payment or the legality, validity, regularity or enforceability of the Letters of Credit or Documentary Banker's Acceptances or any related document or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit or Documentary Banker's Acceptance may be transferred. The Agent may accept or pay any draft presented to it under any Letter of Credit regardless of when drawn or made and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented or negotiated on or before the expiry date of the Letter of Credit or any renewal or extension thereof then in effect, and conforms to the terms and conditions of such Letter of Credit. Furthermore, neither the Agent nor any of its correspondents shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to conform to the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any person to note the amount of any draft on the reverse of the Letter of Credit.

                  (ii) Any action, inaction or omission on the part of the Agent or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon the Borrower and shall not place the Agent or any of its correspondents under any liability to the Borrower, in the absence of (x) gross negligence or willful misconduct by the Agent or its correspondents or (y) the failure by the Agent to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit. The Agent's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract. All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.

            (d) Obligations of Banks in Respect of Letters of Credit and Documentary Banker's Acceptances. Each Bank acknowledges that each Letter of Credit or Documentary Banker's Acceptance issued by the Agent pursuant to this Agreement is issued by the Agent on behalf of and with the ratable participation of all of the Banks (i.e., in accordance with their respective Commitment Proportions), and each Bank agrees to make the payments required by subsection
(b)
hereof and agrees to be responsible for its pro rata share of all liabilities incurred by the Agent in respect of each Letter of Credit issued, established, opened or extended and each Documentary Banker's Acceptance created by the Agent hereunder for the account of the Borrower. Each Bank agrees with the Agent and the other Banks that its obligation to make the payments required by subsection
(b) hereof shall not be affected in any way by any circumstances (other than the gross negligence or willful misconduct of the Agent) occurring before or after the making of any payment by the Agent pursuant to any Letter of Credit or Documentary Banker's Acceptance, including, without limitation:

                  (i) any modification or amendment of, or any consent, waiver, release or forbearance with respect to, any of the terms of this Agreement or any other instrument or document referred to herein;

                  (ii)  the existence of any Default or Event of Default; or

                  (iii) any change of any kind whatsoever in the financial position or credit worthiness of the Borrower.

            (e) Use of Proceeds. The Borrower shall utilize Letters of Credit and Documentary Banker's Acceptances hereunder for general corporate purposes only. No part of the proceeds of any Letter of Credit or Documentary Letter of Credit will be used for any purpose which violates the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date of issuance, drawing, creation or maturity with respect to any such Letter of Credit or Documentary Banker's Acceptance.

                  Section 2.8.  Interest on Loans.

            (a) Base Rate Loans. The Borrower shall pay interest on the outstanding and unpaid principal amount of each Base Rate Loan made under this Agreement at a fluctuating rate per annum equal to the Alternate Base Rate from time to time in effect. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Base Rate. Interest shall be calculated on the basis of the actual number of days elapsed divided by a year of three hundred sixty (360) days and shall be paid to the Agent for the accounts of the Banks in arrears on the first day of each month commencing February 1, 1997, and on the Revolving Credit Termination Date.

            (b) LIBOR Loans. The Borrower shall pay interest on the outstanding and unpaid principal amount of each LIBOR Loan made under this Agreement at a rate per annum equal to the Reserve Adjusted LIBOR Rate in effect with respect thereto, plus the applicable Margin. Interest shall be calculated on the basis of the actual number of days elapsed divided by a year of three hundred sixty
(360) days, except in the case of LIBOR Loans denominated in British Pounds Sterling, which shall be calculated on the basis of the actual number of days elapsed divided by a year of 365 or 366 days, and shall be paid to the Agent for the accounts of the Banks in arrears on the last day of the Interest Period applicable to such LIBOR Loan; provided, however, that if such Interest Period is longer than three months, interest shall be paid on the last day of each three-month period following the commencement of such Interest Period and on the last day of such Interest

Period. Interest with respect to any LIBOR Loan shall be paid in the applicable Approved Currency at the relevant Payment Office for Loans in such Approved Currency.

                  Section 2.9. Existing Letters of Credit and Documentary Banker's Acceptances.

            The Borrower and the Banks hereby agree that from and after the date hereof, subject to the satisfaction of the conditions precedent to the initial Loan hereunder or the issuance of the initial Letter of Credit hereunder as set forth in Article 5 hereof, the letters of credit issued and banker's acceptances created by the Agent for the account of the Borrower prior to the date hereof and listed and described on Schedule 2.9 attached hereto shall be Letters of Credit and Documentary Banker's Acceptances for all purposes of this Agreement (other than with respect to opening or transaction fees and the payment commissions made or accrued prior to the date hereof, which fees and commissions shall be for the sole accounts of Chase, as "Agent", and Chase, Rabobank Nederland, Fleet and EAB, as the "Banks", in accordance with the applicable provisions of the Credit Agreement as the same existed immediately prior to the Closing Date), and the Banks hereby affirm their pro rata participation (i.e., in accordance with their respective Commitment Proportions) in such Letters of Credit and Documentary Banker's Acceptances. The Borrower represents and warrants that the undrawn or outstanding amounts with respect to all such outstanding Letters of Credit and Documentary Banker's Acceptances on the date hereof is set forth on Schedule 2.9.

                  Section 2.10.  Changes of Commitments.

            (a) The Borrower shall have the right to reduce or terminate the amount of unused Revolving Credit Commitments at any time or from time to time prior to the Revolving Credit Termination Date, provided that: (i) the Borrower shall give thirty (30) days prior written notice of each such reduction or termination to the Agent; and (ii) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 or, if greater, in integral multiples of $1,000,000 in excess thereof.

            (b) The Revolving Credit Commitments once reduced or terminated may not be reinstated.

ARTICLE 3.
                 GENERAL CREDIT PROVISIONS; FEES AND PAYMENTS

                  Section 3.1.  Certain Notices.

            Notices by the Borrower to the Agent of each borrowing pursuant to
Section 2.4, each prepayment pursuant to Section 3.2 and each reduction or termination of Revolving Credit Commitments pursuant to Section 2.10 shall be irrevocable and shall be effective on the date of receipt only if received by the Agent not later than 12:00 p.m., New York City time, on or prior to the date notice with respect thereto is required to be given hereunder. Each such notice relating to the borrowing, continuation, conversion or prepayment of a Loan, as the case may be, shall specify the Loans to be borrowed, converted, continued or prepaid, and the amount and type of the Loans to be borrowed or prepaid, the Interest Period with respect to any LIBOR Loan, the Applicable Currency thereof and the date of borrowing, conversion, continuation or prepayment (which shall be a Banking Day). Each such notice of reduction or termination of Revolving Credit Commitments shall specify the amount of the Revolving Credit Commitments to be reduced or terminated. The Agent shall notify the Banks of the contents of each such notice promptly after the Agent's receipt thereof.

                  Section 3.2.  Prepayments.

            (a) Voluntary Prepayments of Base Rate Loans. The Borrower shall have the right at any time and from time to time to prepay without premium or penalty Base Rate Loans, in whole or in part, upon telephonic notice to the Agent; provided, however, that any such partial prepayment shall be in a minimum aggregate principal amount of $500,000 or, if greater, in amounts which are integral multiples of $100,000 in excess thereof.

            (b) Voluntary Prepayments of LIBOR Loans. the Borrower shall have the right at any time and from time to time to prepay LIBOR Loans, in whole or in part, on at least three Banking Days' prior written notice to the Agent, subject to the provisions of Article 4 hereof; provided, however, that any such partial prepayment shall be in a minimum aggregate principal amount of $1,000,000 or, if greater, in amounts which are integral multiples of $100,000 in excess thereof.

            (c) Accrued Interest. All prepayments made pursuant to Section 3.2
(b) shall be accompanied by the payment of all accrued interest on the amount so prepaid.

                  Section 3.3.  Commitment Fee.

            The Borrower shall pay to the Agent on behalf and for the ratable benefit of each Bank a Commitment Fee for the period from and including the date hereof to and excluding the Revolving Credit Termination Date equal to such Bank's Commitment Proportion of an amount equal to the product of (a) the applicable percentage per annum, as set forth below, during the applicable period multiplied by (b) the average daily unused portion of the Total Revolving Credit Commitment during the applicable period.

        Ratio of Consolidated Funded Debt
        to EBITDA, on a Consolidated Basis           Percentage Per Annum
        ----------------------------------           --------------------

        Equal to or greater than 3.00:1.00           0.30%

        Equal to or grater than 2.50:1.00 but        0.25%
        less than 3.00:1.00

        Equal to or greater than 2.00:1.00 but       0.1875%
        less than 2.50:1.00

        Equal to or greater than 1.50:1.00 but       0.15%
        less than 2.00:1.00

        Less than 1.50:1.00                          0.10%

The Commitment Fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. The Commitment Fee shall be due and payable quarterly in arrears on the first day of each calendar quarter and on the Revolving Credit Termination Date. For purposes of determining the unused portion of the Total Revolving Credit Commitment only, the Dollar Equivalent of each LIBOR Loan made in an Approved Currency other than Dollars as of the date of making such Loan shall be the amount of the Total Revolving Credit Commitment used in connection with such Loan, and no further adjustments shall be made with respect to the unused portion of the Total Revolving Credit Commitment based upon fluctuations thereafter in the Dollar Equivalent of such Loan.

                  Section 3.4.  Usage Fee.

            If (a) the Borrower's ratio of Consolidated Funded Debt to Consolidated EBITDA, on a consolidated basis, is less than 1.50:1.00 at any time, and (b) the Total Revolving Credit Commitment is more than 25% utilized at such time, the Borrower shall pay to the Agent for the benefit of the Banks a Usage Fee of 0.025% per annum on the average daily unused portion of the Total Revolving Credit Commitment.

                  Section 3.5.  Up Front Fee.

            The Borrower shall pay to the Agent on or before the Closing Date on behalf and for the ratable benefit of the Banks in accordance with their respective "Commitment Proportions" a non-refundable advisory fee of $70,000. The payments under this Section 3.5 shall be due and payable on the Closing Date in accordance with the provisions of Section 5.1 hereof.

                  Section 3.6. Letter of Credit and Documentary Banker's Acceptance Fees.

            (a) Letters of Credit. The Borrower shall pay to the Agent, for its sole account, customary fees in an amount or amounts which are normally charged by the Agent to comparable customers. The Borrower shall pay to the Agent on behalf and for the ratable benefit of each of the Banks the following additional fees:

                  (i) A percentage amount per annum equal to the applicable Margin for LIBOR Loans (i.e., at the time of issuance of the relevant Time Letter of Credit) on the face amount of Time Letters of Credit, payable at the creation of the Documentary Bankers Acceptance; and

                  (ii) A percentage amount per annum equal to the applicable Margin for LIBOR Loans (i.e., at the time of issuance of the relevant Sight Letter of Credit) on the amounts drawn under any Sight Letters of Credit, subject to the Agent's minimum fee from time to time (i.e, customarily charged to comparable customers with respect to Sight Letters of Credit), payable at the time of any such drawing; and

                  (iii) A percentage amount per annum equal to the applicable Margin for LIBOR Loans (i.e., at the time of issuance of the relevant Standby Letter of Credit) on the face amount of each Standby Letter of Credit, subject to the Agent's minimum fee from time to time (i.e, customarily charged to comparable customers with respect to Standby Letters of Credit), payable at the end of each calendar quarter, in arrears, on the last Banking Day of each such calendar quarter for the period from and including the first day of such calendar quarter to and including the last day of such calendar quarter.

            The commissions and fees referenced in this subsection (a) shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Notwithstanding anything herein to the contrary, all Letters of Credit fees shall be paid to the Agent; payment commissions on Letters of Credit shall be shared pro-rata by the Banks, provided that if the actual payment commission with respect to a Letter of Credit (based on the foregoing percentage amounts) is less than any such minimum fee, the portion of such minimum fee paid by the Borrower which is equal to such actual payment commission shall be shared pro-rata by the Banks, while the portion of such minimum fee paid by the Borrower which is in excess of such actual payment commission shall be retained by the Agent for its sole account.

            (b) Banker's Acceptances. The Borrower shall pay to the Agent, for its sole account, fees in an amount or amounts which are normally charged by the Agent to comparable customers respecting documentary banker's acceptances. The Borrower shall pay to the Agent on behalf and for the ratable benefit of each of the Banks a payment commission equal to a percentage amount per annum equal to the Agent's "reference rate" with respect to Documentary Banker's Acceptances, plus the applicable Margin for LIBOR Loans, on the face amount of Documentary Banker's Acceptances, payable upon the creation of such Documentary Banker's Acceptances. The commissions and fees referenced in this subsection (b) shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Notwithstanding anything herein to the contrary, all Documentary Banker's Acceptance fees shall be paid to the Agent; payment commissions on

Documentary Banker's Acceptances shall be shared pro-rata by the Banks, provided that if the actual payment commission with respect to a Documentary Banker's Acceptance (based on the foregoing percentage amounts) is less than any such minimum fee, the portion of such minimum fee paid by the Borrower which is equal to such actual payment commission shall be shared pro-rata by the Banks, while the portion of such minimum fee paid by the Borrower which is in excess of such actual payment commission shall be retained by the Agent for its sole account.

                  Section 3.7.  Payments Generally.

            (a) All payments under this Agreement on the Notes shall be made in the Applicable Currency of the relevant Borrowing in immediately available funds to the Agent for the ratable benefit of the Banks, in accordance with their respective Commitment Proportions, not later than 1:00 p.m. local time in the place of payment on the relevant dates specified above (each such payment made after such time on such date is to be deemed to have been made on the next succeeding Banking Day), to the Agent at its Payment Office for the Applicable Currency. The Borrower will notify the Agent of any payment pursuant to the provisions of this Section at the same time it makes any such payment. The Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower with the Agent; provided, however, that the Agent shall not be permitted to debit any funds which are not available to the Borrower other than on an overdraft basis. The Borrower shall, at the time of making each payment under this Agreement or the Notes, specify to the Agent the principal or other amount payable by the Borrower under this Agreement or the Notes to which such payment is to be applied; provided, however, that in the event that the Borrower fails to so specify, or if a Default or an Event of Default has occurred and is continuing, the Agent and the Banks shall apply such payment as they may elect in their sole discretion. If the due date of any payment under this Agreement or the Notes would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension.

            (b) All payments made by the Borrower under this Agreement, the Notes or the other Facility Documents shall be made free and clear of, and without deduction or withholding for or on account of, Taxes. If any Taxes are withheld from any amounts payable to any Bank hereunder or under the Facility Documents, the amounts so payable to such Bank shall be increased to the extent necessary to yield to such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, the Notes and the other Facility Documents. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to such Bank a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Banks the required receipts or other required documentary evidence, the Borrower shall indemnify the Banks for any incremental taxes, interest or penalties that may become payable by any Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the Facility Documents and the payment of the Notes and all other amounts payable hereunder or thereunder.

                  Section 3.8.  Judgment Currency.

            The currency in which each Loan made hereunder is denominated and the place of payment designated therefor is of the essence. The payment obligation of the Borrower hereunder in any Approved Currency and designated place of payment shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to the currency in which such Loan is denominated and transferred to the designated place of payment under normal banking procedures does not yield the amount owing hereunder at the designated place of payment. In the event that any payment by the Borrower, whether pursuant to a judgment or otherwise, upon such conversion and transfer does not result in payment of such amount in the Approved Currency at the designated place of payment, the Agent shall be entitled to demand immediate payment of, and shall have a separate cause of action against the Borrower for, the additional amount necessary to yield the amount of such currency owing hereunder.

                  Section 3.9.  Foreign Exchange Indemnity.

            If any sum due from the Borrower or any Guarantor under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against the Borrower or any Guarantor with any court, or tribunal, regulatory body, arbitration panel, or other body having jurisdiction over the claim or proof, or
(b) enforcing any order or judgment given or made in relation hereto, the Borrower or any Guarantor, as the case may be, shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (i) the rate of exchange used to convert the amount in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such Person, acting in good faith, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of the Borrower and the Guarantors distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

ARTICLE 4.
                            YIELD PROTECTION, ETC.

                  Section 4.1.  Certain Compensation.

            (a) The Borrower hereby agrees to indemnify the Banks against any actual loss or expense which the Banks or any one of them may sustain or incur as a consequence of any of the following:

                  (i) the receipt or recovery by the Bank, whether by voluntary prepayment, acceleration or otherwise, of all or any part of a LIBOR Loan prior to the last day of an Interest Period applicable thereto;

                  (ii) the conversion, prior to the last day of an applicable Interest Period, of a LIBOR Loan into a Base Rate Loan;

                  (iii) the failure by the Borrower to borrow any LIBOR Loan, convert any Base Rate Loan to a LIBOR Loan or continue any LIBOR Loan on the date of borrowing, conversion or continuation by the Borrower pursuant to the provisions hereof; or

                  (iv) the failure by the Borrower to pay, punctually on the due date thereof, any amount payable by the Borrower with respect to or on account of any LIBOR Loan.

            Without limiting the effect of the foregoing, the amount to be paid by the Borrower to the Agent on behalf of any Bank in order to so indemnify such Bank for any actual loss occasioned by any of the events described in the preceding paragraph, whether existing or prospective, and as liquidated damages therefor, shall be equal to the excess, discounted to its present value as of the date paid to the Agent, of (x) the amount of interest which otherwise would have accrued on the principal amount so received, recovered, converted or not borrowed during the period (the "Indemnity Period") commencing with the date of such receipt, recovery, conversion, or failure to borrow to the last day of the applicable Interest Period for such LIBOR Loan at the rate of interest applicable to such LIBOR Loan (or the rate of interest agreed to in the case of a failure to borrow) provided for herein (prior to default) over (y) the amount of interest which would be earned by such Bank during the Indemnity Period if it invested the principal amount so received, recovered, converted or not borrowed at the rate per annum approximately equal to LIBOR, on an amount approximately equal to such principal amount for a period of time comparable to such Indemnity Period.

            (b) A certificate as to any additional amounts payable pursuant to this Section 4.1 setting forth the basis and method of determining such amounts shall be conclusive, absent demonstrable error, as to the determination by each Bank set forth therein if made reasonably and in good faith. The Borrower shall pay to the Agent any amounts so certified to the Agent by a Bank within 10 days of receipt of any such certificate. For purposes of this Section 4.1, all references to the "Bank" shall be deemed to include any participant in this Agreement and/or the Loans.

                  Section 4.2.  Additional Costs.

            (a) The Borrower shall pay to the Agent on behalf of any Bank, from time to time, within two days of the demand of any such Bank, such amounts as such Bank may reasonably determine to be necessary to compensate it for any costs which such Bank reasonably determines are attributable to its obligation to make any Loan hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note or any Letter of Credit or any Documentary Banker's Acceptance in respect of any of such Loans or obligations (other than taxes imposed on the overall net income or franchise of such Bank or of its Lending Office for any of such Loans by the jurisdiction in which such Bank has its principal office or such Lending Office); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definitions of "LIBOR Loans" or "Letters of Credit" or "Documentary Banker's Acceptances" in Section 1.1); or (iii) imposes any other condition affecting this Agreement, or its Note (or any of such extensions of credit or liabilities) or any Letter of Credit or any Documentary Banker's Acceptance and such Bank's obligations with respect thereto. Each Bank will notify the Agent, and the Agent shall notify the Borrower of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 4.2(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, which notice shall set forth the basis of the calculation of such additional compensation. The determination by any Bank of such amount, if done in good faith on the basis of any reasonable method, shall, in the absence of any demonstrable error, be conclusive.

            (b) Without limiting the effect of the foregoing provisions of this
Section 4.2, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes LIBOR Loans or
(ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Agent, the obligation of such Bank to make LIBOR Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5 shall be applicable).

            (c) Without limiting the effect of the foregoing provisions of this
Section 4.2 (but without duplication), the Borrower shall pay to the Agent, and the Agent shall pay to any Bank from time to time on request such amounts as such Bank may reasonably determine to be necessary to compensate such Bank for any costs which it reasonably determines are attributable to the maintenance by it or any of its Affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority, of capital in respect of its Loans or other obligations hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of such Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). Each Bank will notify the Agent, and the Agent will notify the Borrower if it is entitled to compensation pursuant to this Section 4.2(c) as promptly as practicable after it determines to request such compensation, which notice shall set forth the basis of the calculation of such additional compensation. The determination by any Bank of such amount, if done in good faith on the basis of any reasonable method, shall, in the absence of any demonstrable error, be conclusive.

            (d) Determinations and allocations by a Bank for purposes of this
Section 4.2 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans, and of the additional amounts required to compensate such Bank under this Section 4.2, shall be conclusive absent manifest error.

                  Section 4.3.  Limitations on Types of Loans.

            Anything herein to the contrary notwithstanding, if:

            (a) any Bank determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Loans" in Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any LIBOR Loans as provided in this Agreement; or

            (b) any Bank determines (which determination shall be conclusive) and notifies the Agent, and the Agent notifies the Borrower that the relevant rates of interest referred to in the definition of "LIBOR Loans" in Section 1.1 upon the basis of which the rate of interest for any type of LIBOR Loans is to be determined do not adequately cover the cost to such Bank of making or maintaining such Loans, then, and so long as such condition remains in effect, such Bank shall be under no obligation to make LIBOR Loans.

                  Section 4.4.  Illegality.

            Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Bank or its Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder, then such Bank shall promptly notify the Agent, and the Agent shall notify the Borrower thereof and such Bank's obligation to make or maintain LIBOR Loans hereunder shall be suspended until such time as such Bank may again make and maintain such affected Loans (in which case the provisions of Section 4.5 shall be applicable).

                  Section 4.5. Certain LIBOR Loans Pursuant to Section 4.2, 4.3 and 4.4.

            If an event referred to in Section 4.2, 4.3 or 4.4 has occurred, the affected Bank shall be required to make Base Rate Loans in accordance with this Agreement, and all LIBOR Loans of such Bank then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Bank in such notice, and, to the extent that LIBOR Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Bank's LIBOR Loans shall be applied instead to its Base Rate Loans. In the event of any conversion of any LIBOR Loan to a Base Rate Loan pursuant to this Section 4.5 prior to the maturity date with respect to such LIBOR Loan, the Borrower shall pay to the Agent for the account of the relevant Bank all amounts required to be paid pursuant to Section 4.1 hereof.

                  Section 4.6.  Change of Lending Office.

            Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Sections 4.2, 4.3 or 4.4 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that, in the good faith judgment of such Bank, such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of any such Section.

                  Section 4.7.  Replacement of Banks.

            Upon the occurrence of any event giving rise to the operation of
Section 4.2, 4.3 or 4.4 with respect to any Bank which results in such Bank charging to the Borrower increased costs, the Borrower shall have the right, if no Event of Default then exists or would exist after giving effect to such replacement, to replace such Bank (the "Replaced Bank") with one or more other Eligible Transferee or Transferees, each of which shall be reasonably acceptable to the Agent (collectively, the "Replacement Bank"); provided that (a) at the time of any replacement pursuant to this Section 4.7, the Replacement Bank shall enter into one or more assignment and assumption agreements pursuant to Section
12.5 pursuant to which the Replacement Bank shall acquire the Revolving Credit Commitment and outstanding Revolving Credit Loans of, and in each case participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (i) the Replaced Bank in respect thereof an amount equal to the sum of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Credit Loans of the Replaced Bank, (y) an amount equal to all unpaid drawings under outstanding Letters of Credit that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (z) an amount equal to all accrued, but theretofore unpaid, fees hereunder owing to the Replaced Bank pursuant to Article III hereof, and (ii) the Agent as issuer of Letters of Credit hereunder an amount equal to such Replaced Bank's pro rata share of any unpaid drawing relating to outstanding Letters of Credit issued by the Agent (which at such time remains an unpaid drawing) to the extent such amount was not therefore funded by such Replaced Bank, and (b) all obligations of the Borrower then owing to the Replaced Bank (other than those specifically described in clause (a) above in respect of which the purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Sections 4.2, 4.3 or 4.4) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective assignment and assumption agreements referred to above, the payment of amounts referred to in clauses (a) and (b) above, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Bank.

                  Section 4.8.  Survival.

            The indemnities and other obligations set forth in this Article 4 shall survive payment in full of all Loans or extensions of credit made pursuant to this Agreement and the Revolving Credit Termination Date.


ARTICLE 5.
                             CONDITIONS PRECEDENT

                  Section 5.1.  Documentary Conditions Precedent.

            The obligations of the Banks to make the Loans (including, without limitation, issuing Letters of Credit) on or after the date hereof are subject to the conditions precedent that:

            (a) each Bank shall have received on or before the date hereof each of the following, in form and substance reasonably satisfactory to such Bank and its counsel:

                  (i) this Agreement and the Revolving Credit Notes duly executed by the Borrower;

                  (ii) a certificate of the Secretary of the Borrower and each of the Guarantors, dated the Closing Date, attesting to all corporate action taken by such entity, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents and each other document to be delivered pursuant to this Agreement, together with certified copies of the certificate or articles of incorporation and the by-laws of the Borrower and each of the Guarantors; and, such certificate shall state that the resolutions and corporate documents thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

                  (iii) a certificate of the Secretary of the Borrower and each of the Guarantors, dated the Closing Date, certifying the names and true signatures of the officers of such entity authorized to sign the Facility Documents and the other documents to be delivered by such entity under this Agreement;

                  (iv) a certificate of a duly authorized officer of the Borrower, dated the Closing Date, stating that the representations and warranties in Article 6 are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

                  (v)  Guarantees, duly executed by each Guarantor;

                  (vi) a favorable opinion of counsel for the Borrower and Guarantors, dated the Closing Date, in substantially the form of Exhibit E;

                  (vii) satisfactory evidence that the Borrower and the Guarantors are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each other jurisdiction where qualification is necessary;

                  (viii) audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at December 30, 1995, and consolidated and consolidating income statements and statements of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all prepared in accordance with GAAP, together with the unqualified opinion thereon of BDO Seidman, independent certified public accountants, and unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at September 28, 1996, together with income statements and statements of cash flows of the Borrower and its Subsidiaries for the fiscal quarter ended September 28, 1996 and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each prepared by or under the supervision of the chief financial officer of the Borrower in accordance with GAAP;

                  (ix) such other documents, instruments, approvals, opinions and evidence as the Banks may reasonably require;

            (b) the Borrower shall have paid or caused to be paid to the Banks in full the Up Front Fee and all other fees required to be paid hereunder or in connection herewith, and to the Agent in full all accrued fees and expenses of the Agent in connection with the preparation, execution and delivery of this Agreement and the other Facility Documents and the consummation of the transactions contemplated thereby; and the Borrower shall have paid or caused to be paid to the "Banks" and the "Agent" under the "Credit Agreement" all outstanding "Revolving Credit Loans" thereunder and all accrued interest thereon, and all accrued commissions and fees under such Credit Agreement;

            (c) the Borrower and the Guarantors shall have obtained all consents, permits and approvals required in connection with the execution, delivery and performance by the Borrower and the Guarantors of their obligations hereunder and such consents, permits and approvals shall continue in full force and effect;

            (d) all legal matters in connection with this financing shall be reasonably satisfactory to the Banks and their counsel; and

            (e) the Borrower shall provide reasonably satisfactory evidence that neither it nor any Guarantor is in default with respect to any contractual obligations to which it is a party, the effect of which could reasonably be expected to be material and adverse to the Borrower or any Guarantor, or to the ability of the Borrower or any Guarantor to perform its obligations hereunder or under the other Facility Documents.

                  Section 5.2.  Additional Conditions Precedent.

            The obligations of the Banks to make any Loan (including, without limitation, issuing Letters of Credit or creating Documentary Banker's Acceptances) shall be subject to the further conditions precedent (which shall be in addition to, and shall not be deemed to limit or modify, any of the other terms and conditions hereunder) that on the date of such Loan the following statements shall be true:

            (a) (i) with respect to any Loan made to the Borrower on the date hereof, the representations and warranties contained in Article 6 hereof are true and correct on and as of the date hereof, and (ii) with respect to any Loan made after the date hereof, the representations and warranties contained in
Article 6 hereof, which for purposes of this Section, shall be deemed to relate to the Borrower and to each Guarantor as if each such Person were the subject of each such representation and warranty, are true and correct in all material respects on and as of the date of such Loan as though made on and as of such date (except when such representation or warranty by its terms relates to the date hereof or another specific date);

            (b) no Default or Event of Default has occurred and is continuing or would result from any such Loan; and

            (c) no material adverse change shall have occurred in the business, properties, financial condition or operations of the Borrower or any Guarantor or in the ability of the Borrower or any Guarantor to perform any of its obligations under this Agreement or under any of the Facility Documents with respect to any Loan since the date of the then most recent (i.e., most recent to the date of the relevant Loan) financial statements of the Borrower delivered or required to be delivered to the Banks hereunder or in connection herewith.

                  Section 5.3.  Deemed Representations.

            Each notice of a Loan or submission to the Agent of a Letter of Credit application, and the acceptance by the Borrower of the proceeds thereof or the issuance of such Letter of Credit shall constitute a representation and warranty that the statements contained in Section 5.2 are true and correct as of the date of such Loan or the issuance of such Letter of Credit.


ARTICLE 6.
                        REPRESENTATIONS AND WARRANTIES

            The Borrower and, where applicable, each Guarantor, hereby represents and warrants that:

                  Section 6.1. Incorporation, Good Standing and Due Qualifications; Compliance with Law.

            Except as set forth in Schedule 6.1, each of the Borrower and its Subsidiaries and the Guarantors is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has the requisite power and authority to own its assets and to transact the business in which it is now engaged or presently proposes to be engaged, and is duly qualified as foreign corporations and in good standing under the laws of each other jurisdiction in which such qualification is required except where the failure to so qualify and/or be in good standing would not in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of the Borrower and its Subsidiaries and the Guarantors taken as a whole or on the ability of the Borrower or any Guarantor, as the case may be, to perform its obligations hereunder or under the Facility Documents. In addition, the Borrower and each of its Subsidiaries and each Guarantor is in compliance with all laws, treaties, rules or regulations, and determinations or orders of or with respect to all arbitrations, courts or other governmental authorities, in each case applicable to or binding upon it or any of its material property or to which it or any of its material property is subject, except to the extent that the failure to so comply would not, in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Guarantor to perform its obligations hereunder.

                  Section 6.2.  Power and Authority; No Conflicts.

            The execution, delivery and performance by the Borrower and the Guarantors of each of the Facility Documents to which it is a party have been duly authorized by all necessary corporate or partnership action and do not and will not: (a) require any consent or approval of the stockholders or partners of the Borrower or any of its Subsidiaries or any of the Guarantors; (b) contravene the charter or by-laws of the Borrower or any of its Subsidiaries or any of the Guarantors; (c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve system as in effect from time to time), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or any of its Subsidiaries or any of the Guarantors; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any of its Subsidiaries or any of the Guarantors is a party or by which properties of the Borrower or any of its Subsidiaries or any of the Guarantors may be bound or affected; (e) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any of its Subsidiaries or any of the Guarantors; or (f) cause the Borrower or any of its Subsidiaries or any of the Guarantors to be in default under any such rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, except, in the case of clauses (c), (d), and (f) above, where such violation, failure to satisfy such requirement, breach, default or failure to obtain consent as the case may be, would not, in any case or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Guarantor to perform its obligations hereunder.

                  Section 6.3.  Legally Enforceable Agreements.

            Each Facility Document is, or when delivered under this Agreement will be, a legal, valid and binding obligation of the Borrower and each Guarantor (if such entity or Person is a party thereto) enforceable against such entities or Person in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally or by the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

                  Section 6.4.  Litigation.

            There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or its Subsidiaries or the Guarantors, threatened, against or affecting the Borrower or any of its Subsidiaries or any of the Guarantors before any court, governmental agency or arbitrator, which would, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Borrower and its Subsidiaries taken as a whole, or the ability of the Borrower or any Guarantor to perform its obligations hereunder.

                  Section 6.5.  Financial Statements; Other Liabilities.

            (a) The consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at December 30, 1995, and the related income statements and statements of cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, and the accompanying notes, together with the opinion thereon of BDO Seidman, independent certified public accountants, and the interim financial statements of the Borrower and its Subsidiaries as at and as of (as the case may be) September 28, 1996, copies of which have been furnished to each of the Banks, fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied (subject, in the case of interim financial statements, to year-end adjustments and except, in the case of such interim financial statements, for the absence of GAAP notes thereto).

            (b) As of the date hereof, there are no material liabilities or obligations of the Borrower or any of its Subsidiaries, whether direct or indirect, absolute or contingent, or matured or unmatured, other than (i) as disclosed or provided for in the financial statements and notes thereto which are referred to above, or (ii) which are disclosed elsewhere in this Agreement or in the Schedules hereto or which are not required to be so disclosed (including contracts (as such term is used in Section 6.14) of the Borrower, its Subsidiaries and the Guarantors which are not required to be disclosed pursuant to Section 6.14), or (iii) arising in the ordinary course of business since September 28, 1996 or (iv) created by this Agreement. The written information, exhibits and reports furnished by the Borrower to the Banks in connection with the negotiation of this Agreement, taken as a whole, are complete and correct in all material respects.

                  Section 6.6.  Ownership and Liens.

            The Borrower and its Subsidiaries and each of the Guarantors has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 6.5, and none of the properties and assets owned by the Borrower and each of the Guarantors, and none of their leasehold interests is subject to any Lien, except for Permitted Liens or as disclosed in Schedule 6.6.

                  Section 6.7.  Taxes.

            The Borrower and each of its Subsidiaries and each of the Guarantors has filed all tax returns (foreign, federal, state and local) required to be filed (including, without limitation, with respect to payroll and sales taxes), except where the failure to file would not, in any case, or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Guarantor to perform its obligations hereunder, and the Borrower and each of its Subsidiaries and each of the Guarantors have paid all Taxes, other than Taxes being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP shall have been provided on the books of the Borrower and its Subsidiaries and the Guarantors.

                  Section 6.8.  ERISA.

            As of the date hereof, the Borrower and its ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA, to the extent that any failure to comply in all material respects is not reasonably likely to have a material adverse impact on the operations, business, properties or financial condition of the Borrower and its Subsidiaries taken as a whole. No Reportable Event has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower, nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; the Borrower and each of its ERISA Affiliates have met their minimum funding requirements under ERISA with respect to all of their Plans, there are no Unfunded Vested Liabilities, and neither the Borrower nor any ERISA Affiliate has incurred any material liability to the PBGC under ERISA.

                  Section 6.9.  Subsidiaries and Ownership of Stock.

            As of the date hereof, Schedule 6.9 is a complete and correct list of all Subsidiaries of the Borrower.

                  Section 6.10.  Credit Arrangements.

            Schedule 6.10 is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases and other investments, agreements and arrangements in effect on the date of this Agreement providing for or relating to extensions of credit to the Borrower or any of the Guarantors for borrowed money (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any of the Guarantors is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

                  Section 6.11.  Operation of Business.

            The Borrower and its Subsidiaries and the Guarantors possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, except where the failure to do so would not, in any case, have a material adverse effect upon the operations, business, property or financial condition of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Guarantor to perform its obligations hereunder.

                  Section 6.12.  Hazardous Substances.

            The Borrower and its Subsidiaries and the Guarantors are in material compliance with all applicable Environmental Laws, and have obtained all necessary licenses and permits required to be issued pursuant to any applicable Environmental Law, except where the failure to so comply or to obtain such licenses or permits would not in any case or in the aggregate have a material adverse effect on the business, property or financial condition of the Borrower and its Subsidiaries or on the ability of the Borrower or any Guarantor to perform its obligations hereunder. As of the date hereof, neither the Borrower nor any of its Subsidiaries nor any of the Guarantors has received any notice or communication from any governmental agency with respect to (i) any Hazardous Substance relative to its operations, property or acts or (ii) any investigation, demand or request pursuant to or enforcing any applicable Environmental Law relating to it or its operations, in each case, except where the subject matter thereof would not have a material adverse effect upon the operations, business, property or financial condition of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Guarantor to perform its obligations hereunder, and no such investigation is pending, or to the best knowledge of the Borrower, its Subsidiaries, or any Guarantor, threatened.

                  Section 6.13.  No Default on Outstanding Judgments or Orders.

            Each of the Borrower and its Subsidiaries and the Guarantors has satisfied all judgments and neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, except to the extent that such defaults would not, in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Guarantor to perform its obligations hereunder.

                  Section 6.14.  Material Contracts.

            As of the date hereof, Schedule 6.14 sets forth a true and correct list of all contracts of the Borrower or any of its Subsidiaries and the Guarantors which (i) with respect to leases of real property, involve the payment per year of more than $1,000,000, (ii) with respect to contracts (other than leases of real property), could reasonably be expected to involve the payment during the remainder of their term of more than $2,000,000 (other than purchase and sales contracts entered into in the ordinary course of business) or
(iii) are guarantees listed on Schedule 6.10 to this Agreement (each, a "Material Contract"). As of the date hereof, none of the Borrower, any of its Subsidiaries or any of the Guarantors, or to the Borrower's, its Subsidiaries' or any of the Guarantors' knowledge, any other party to any Material Contract, has breached or is in default under the terms of, or has caused or permitted to exist any event that with or without due notice or lapse of time or both would constitute a default or event of default under, any such Material Contract, and which breach or default, individually or in the aggregate, would have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Guarantor to perform its obligations hereunder. As of the date hereof, all such Material Contracts are valid, binding and in full force and effect with respect to the Borrower, its Subsidiaries or the Guarantors, as the case may be, and to the Borrower's knowledge, all such contracts are enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, reorganization or similar laws, or by general principles of equity which may limit the availability of equitable remedies (whether at any proceeding at law or in equity), except to the extent that breaches or violations of the foregoing provisions of this sentence would not, individually or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Guarantor to perform its obligations hereunder. As used in this Section 6.14, the word "contract" means and includes every indenture, loan or credit agreement, lease, mortgage, deed of trust and other instrument, agency agreement or other agreement or understanding of any kind, written or oral, whether or not legally enforceable.

                  Section 6.15.  Labor Disputes and Acts of God.

            As of the date hereof, neither the business nor the properties of the Borrower or any of its Subsidiaries or any of the Guarantors are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operations of the Borrower and its Subsidiaries taken as a whole, or the ability of the Borrower or any Guarantor to perform its obligations hereunder (in each case, after giving effect to insurance).

                  Section 6.16.  Governmental Regulation.

            Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any other statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

                  Section 6.17.  Partnerships.

            As of the date hereof, except as disclosed on Schedule 6.17 hereto, neither the Borrower nor any Guarantor is a partner in any partnership.

                  Section 6.18.  No Forfeiture Proceeding.

            Neither the Borrower nor any of its Subsidiaries is engaged in or proposes to be engaged in the conduct of any business or activity which is likely to result in a Forfeiture Proceeding, and no Forfeiture Proceeding against any of them is pending or, to the best knowledge of the Borrower and its Subsidiaries as of the date hereof, threatened.

                  Section 6.19.  No Default or Event of Default.

            No Default or Event of Default has occurred and is continuing under this Agreement, and immediately prior to the Closing Date, no "Default" or "Event of Default" under the Credit Agreement shall have occurred which was at such time continuing.

                  Section 6.20.  Solvency.

            Each of the Borrower and the Guarantors is Solvent.

                  Section 6.21.  Material Adverse Change.

            No event or series of events has occurred since September 28, 1996 which would, individually or in the aggregate, materially adversely affect, and there has been no material adverse change since December 30, 1995 in, the operations, business, properties or financial condition of the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower or any Guarantor to perform its obligations hereunder.

                  Section 6.22.  Name and Location.

            To the best of the Borrower's knowledge, during the five years prior to the making of this Agreement, neither the Borrower nor any Guarantor has been known under, or transacted business using, any name or trade style except for the name set forth above such entity's signature on this Agreement or as described on Schedule 6.22. All locations at which the Borrower and any Guarantor transacts business are described in Schedule 6.22. This representation and warranty shall not survive the date hereof.


ARTICLE 7.
                            AFFIRMATIVE COVENANTS

            So long as any of the Notes or any other Obligations shall remain unpaid or any Bank shall have any Revolving Credit Commitment hereunder, the Borrower shall, and the Borrower shall cause each of the Guarantors and each of the Subsidiaries of the Borrower to:

                  Section 7.1.  Maintenance of Existence.

            Except as otherwise provided in this Agreement, preserve and maintain its corporate existence and remain in good standing in the jurisdiction of its organization, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to do so would not in any case have a material adverse effect on the operations, business, property or financial condition of the Borrower or any of the Guarantors, or on the ability of the Borrower or any such Guarantor to perform its obligations hereunder.

                  Section 7.2.  Conduct of Business.

            Continue to engage principally in the principal businesses conducted by it on the date hereof.

                  Section 7.3.  Maintenance of Properties.

            Maintain, keep and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not in any case have a material adverse effect on the operations, business, property or financial condition of the Borrower or any of the Guarantors, or on the ability of the Borrower or any such Guarantor to perform its obligations hereunder.

                  Section 7.4.  Maintenance of Records.

            Keep adequate records and books of account, in which complete entries, reflecting all financial transactions of such Person, will be made.

                  Section 7.5.  Maintenance of Insurance.

            Maintain insurance covering its assets and its business with financially sound and reputable insurance companies or associations in such amounts and covering such risks (including, without limitation, products liability) as are usually carried by companies engaged in the same or a similar business and similarly situated as and when due. The Borrower shall provide the Agent notice that such policies have been paid in full and shall deliver certified copies of the policy or policies of such insurance or certificates of insurance to the Agent if the Agent so requests.

                  Section 7.6.  Compliance with Laws.

            Comply with all applicable laws, rules, regulations and orders ("Laws"), except to the extent that the failure to so comply would not have a material adverse effect on the operations, business, property or financial condition of the Borrower or any of the Guarantors or on the ability of the Borrower or any such Guarantor to perform its obligations hereunder.

                  Section 7.7.  Right of Inspection.

            At any reasonable time upon reasonable notice during normal business hours and from time to time, permit the Agent or any Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, such Person and to discuss the affairs, finances and accounts of such Person with any of its officers and directors and such entity's independent accountants at the sole cost and expense of the Banks; provided, however, that notwithstanding the foregoing to the contrary, upon the occurrence and during the continuance of any Default or Event of Default, such costs and expenses shall be borne by the Borrower.

                  Section 7.8.  Reporting Requirements.

            Furnish directly to each of the Banks:

            (a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, consolidating and audited consolidated financial statements of the Borrower and its Subsidiaries (including, without limitation, the Guarantors), which shall include consolidated and consolidating balance sheets of the Borrower and its Subsidiaries (including, without limitation, the Guarantors) as of the end of such fiscal year, together with consolidated and consolidating income statements and statements of cash flows of the Borrower and its Subsidiaries (including, without limitation, the Guarantors) for such fiscal year and as of the end of and for the prior fiscal year, and including a "break-out" of each Guarantor on a separate schedule, all prepared in accordance with GAAP and accompanied by an unqualified opinion thereon by independent certified public accountants reasonably acceptable to the Required Banks together with an executive summary of the management letter prepared by such independent certified public accountants; provided, however, that if a Default or Event of Default has occurred and is continuing, the full text of such management letter shall be provided to the Agent;

            (b) as soon as available and in any event within forty-five (45) days after the end of each of the first, second and third quarters of each fiscal year of the Borrower, unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries (including, without limitation, the Guarantors), which shall include unaudited consolidated and consolidating balance sheets of the Borrower and the Subsidiaries (including, without limitation, the Guarantors) as of the end of each such quarter, together with consolidated and consolidating income statements and statements of cash flows of the Borrower and its Subsidiaries (including, without limitation, the Guarantors) for each such quarterly period and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and including a "break-out" of each Guarantor on a separate schedule, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared by or under the supervision of the chief financial officer of the Borrower in accordance with GAAP (subject to year-end adjustments and except for the absence of GAAP notes thereto);

            (c) simultaneously with the delivery of the financial reporting statements referred to in (a) and (b) above, a certificate of the chief financial officer of the Borrower, certifying that to the best of his knowledge
(i) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, with computations demonstrating compliance (or non-compliance, as the case may be) with the covenants contained in Article 9, and (ii) such financial statements have been prepared in accordance with GAAP; (subject in the case of (b) above to year-end adjustments and except for the absence of GAAP notes thereto);

            (d) promptly, and in any event within five (5) Banking Days after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports and all registration statements which the Borrower or any such Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange or state securities administration;

            (e) simultaneously with the delivery of the annual financial statements referred to in Section 7.8(a), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

            (f) within forty-five (45) days after the end of each fiscal year (a "Prior Year") of the Borrower, the annual budget of the Borrower and its Subsidiaries for the fiscal year immediately following the applicable Prior Year in the form previously delivered pursuant to the Credit Agreement and in substance satisfactory to the Banks, and copies of any updates, amendments or modifications to the Borrower's "Corporate Strategic Plan" from time to time, within five Banking days after the occurrence and completion of the same;

            (g) promptly after the Borrower or any Guarantor becomes aware of the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any Guarantor, including, without limitation, any such proceeding relating to any alleged violation of any Environmental Law, which, if determined adversely to the Borrower or any such Guarantor would have a material adverse effect on the financial condition, properties, or operations of the Borrower and its Subsidiaries taken as a whole or any such Guarantor or on the ability of the Borrower and its Subsidiaries taken as a whole or any Guarantor to perform its obligations hereunder;

            (h) as soon as possible and in any event within five days after any Default or Event of Default has occurred, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower or Guarantor with respect thereto;

            (i) as soon as possible and in any event within five Banking Days after the Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, which the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

                  (i)  any Reportable Event;

                  (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

                  (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                  (iv) receipt by the Borrower or ERISA Affiliate of notice from a Multiemployer Plan of the complete or partial withdrawal by the Borrower or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan imposing withdrawal liability (as of the date of such notification) exceeding $1,000,000 or requiring payments exceeding $1,000,000 per annum;

                  (v) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA if the aggregate annual contributions of the Borrower and all ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been increased by over amounts contributed to such Multiemployer Plans for the plan year immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000; and

                  (vi) the institution of a proceeding by a fiduciary or any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce
Section 515 of ERISA for delinquent contributions in excess of $100,000 which proceeding is not dismissed within thirty (30) days;

            (j) promptly after the furnishing thereof, copies of any reports or records required to be filed with or furnished to any insurance carriers or governmental authorities relating to Hazardous Substances located on any of real properties owned or occupied by the Borrower or any Guarantor;

            (k) promptly after the Borrower or any Guarantor knows of the commencement or threat thereof, notice of any Forfeiture Proceeding;

            (l) simultaneously with the delivery of the financial statements referred to in Sections 7.8(a) and (b) above, quarterly reports in form and substance satisfactory to the Agent, describing all Acquisitions consummated by the Borrower and its Subsidiaries during the preceding fiscal quarter, which reports shall include, without limitation, pro forma calculations demonstrating that after giving effect to all such Acquisitions, no Default or Event of Default is occurring hereunder; and

            (m) such other information respecting the condition or operations, financial or otherwise of the Borrower or any of its Subsidiaries or ERISA Affiliates as the Agent may from time to time reasonably request.

                  Section 7.9.  Payment of Obligations.

            Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material Debt and other material obligations of whatever nature (including any obligation for taxes or wages), except for any Debt or other material obligation which is being contested in good faith and with respect to which, on a consolidated basis, adequate reserves in conformity with GAAP shall have been provided on the books of the Borrower.

                  Section 7.10.  Subsidiaries.

            Simultaneously with their creation, the Borrower shall cause all of the Domestic Subsidiaries of Zahn Holdings, Inc., which qualify as Post-Closing Guarantors in accordance with the definition of that term, to become Guarantors hereunder.

ARTICLE 8.
                             NEGATIVE COVENANTS.

            So long as any of the Notes or other Obligations shall remain unpaid or any Bank shall have any Revolving Credit Commitment hereunder, the Borrower shall not, and the Borrower shall cause all Domestic Subsidiaries not to:

                  Section 8.1.  Debt.

            Create, incur, assume or suffer to exist, any Debt, except:

            (a) Debt of the Borrower under this Agreement or the Notes;

            (b) Debt described in Schedule 6.10 (including any renewals, refinancings or extensions thereof);

            (c) Subordinated Debt that shall commence the amortization of principal after the Revolving Credit Termination Date;

            (d) Debt of the Borrower to any Subsidiary, or of any Subsidiary to the Borrower or to another Subsidiary;

            (e) Debt incurred in connection with operating leases entered into by the Borrower or any of its Subsidiaries consistent with past practices or in the ordinary course of business;

            (f) Notwithstanding anything contained in this Section 8.1 to the contrary and in addition to any of the Debt described in any of Sections 8.1
(a)-(k) hereof (other than this Section 8.1 (f)), Debt incurred after the date of this Agreement in an aggregate principal amount not to exceed $50,000,000 at any time outstanding as to all such Persons; provided that such additional Debt other than Debt secured by Liens permitted pursuant to Section 8.3 shall rank pari passu with indebtedness arising under this Agreement;

            (g) Debt of the Borrower or any Subsidiary secured by purchase money Liens permitted by Section 8.3(g);

            (h) Debt incurred as a result of bid bonds or performance bonds incurred by the Borrower or any Subsidiary in the ordinary course of its business consistent with past practices;

            (i) Debt consisting of guarantees permitted under Section 8.2;

            (j) Debt of a Subsidiary acquired pursuant to a Permitted Acquisition (or Debt assumed at the time of a Permitted Acquisition relating to an asset securing such Debt); provided that (i) such Debt was not incurred in connection with, or in anticipation of, such Permitted Acquisition and (ii) no Default or Event of Default otherwise exists or would result therefrom; and

            (k) Debt incurred in connection with Capital Leases permitted hereunder.

                  Section 8.2.  Guarantees.

            (a) Create, incur, assume or suffer to exist any guarantees of the obligations of Subsidiaries, Affiliates or any other related or unrelated Persons, including Acquired Persons, except (without duplication) for (i) guarantees of Debt of their respective Subsidiaries and/or Affiliates in an aggregate amount not to exceed $10,000,000 (in addition to amounts guaranteed under the guarantees listed as such on Schedule 6.10 hereto (including any renewals, extensions or refinancings thereof)) at any time outstanding, (ii) the guarantees by the Borrower and the Guarantors of Debt of Henry Schein Europe, Inc. to Rabobank Nederland in an aggregate amount not to exceed at any time outstanding the Dollar Equivalent of Netherlands Guilders 10,000,000 as referenced in Section 8.3 (i) hereof (including any renewals, extensions or refinancings thereof), and (iii) guarantees by the Borrower or any of the Guarantors of Debt of any of the Guarantors or the Borrower.

            (b) Notwithstanding Section 8.2 (a) (i) above, the Borrower, the Guarantors, and/or the above-referenced Subsidiaries may suffer to exist any guaranties of an Acquired Person which may exist on the closing date of the subject Permitted Acquisition, for so long as (i) such guaranties are of the obligations of an entity which will become a Subsidiary, Affiliate and/or Guarantor of the Borrower or any Guarantor after the closing date of the Permitted Acquisition, and (ii) neither the Borrower nor any Guarantor shall assume such guaranties on or after such closing date.

                  Section 8.3.  Liens.

            Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except the following ("Permitted Liens"):

            (a) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in conformity with GAAP;

            (b) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established, including, without limitation, any Landlord's Lien which is being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established;

            (c) Liens under workers' compensation unemployment insurance, social security or similar legislation (other than ERISA);

            (d) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

            (e) judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

            (f) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower or any of its Subsidiaries of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

            (g) (i) purchase money Liens on any property heretofore or hereafter acquired or the assumption of any Lien on any property existing at the time of such acquisition, (ii) purchase money Liens on any property or assets acquired in any Permitted Acquisition, whether existing at the time of such Permitted Acquisition or arising after the time of such Permitted Acquisition by virtue of such Permitted Acquisition, or the assumption of any Lien on any property or assets acquired in such Permitted Acquisition existing at the time of such Permitted Acquisition, provided that no such Lien (i.e., arising in conjunction with any such Permitted Acquisition) shall at any time encumber any of the property of the Borrower or any other Subsidiary of the Borrower, or (iii) a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided, that in the case of any of (i)-(iii) above, the creation or incurrence of any such Lien shall not otherwise result in a Default or Event of Default with respect to any of the other provisions of this Agreement;

            (h) mortgage Liens or deeds of trust on real property owned and occupied by the Borrower or its Subsidiaries;

            (i) Liens existing on the date hereof which are described in Section 7 of Schedule 6.10 hereto; or

            (j) Liens granted by any Subsidiary of the Borrower in favor of the Borrower.

                  Section 8.4.   Investments.

            Make any loan or advance to any Person or purchase or otherwise acquire, any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in any Person (each of the foregoing, an "Investment"). Notwithstanding the foregoing, the Borrower shall be entitled to make the following Investments: (i) obligations issued or guaranteed by states or municipalities within the United States of America; (ii) obligations issued or guaranteed by the United States of America or any agency or subdivision thereof; (iii) certificates of deposit, time deposits, Eurodollar certificates of deposit, bankers acceptances and other "money market instruments" issued by any bank, trust company or financial institution organized under the laws of the United States of America or any state thereof (or, in the case of Eurodollar certificates of deposit, a branch of any such bank, trust company or financial institution) having capital and surplus in an aggregate amount not less than $200,000,000, or money market accounts or funds which invest only in the types of Investments described in this subparagraph
(iii); (iv) commercial paper rated at least Prime-1 by Moody's Investor Services, or A-1 by Standard & Poors, or money market accounts or funds which invest only in the type of Investment described in this subparagraph (iv); (v) repurchase agreements entered into with any bank, trust company or financial institution organized under the laws of the United States of America or any state thereof having capital and surplus in an aggregate amount not less than $200,000,000, and relating to any of the Investments referred to in any of clauses (i), (ii) and (iii) above, maturing or being due or payable in full not more than one year after the relevant investor's acquisition thereof; (vi) closed-end, over-collateralized, diversified investment funds rated at least AAA by Standard & Poors; (vii) Investments in Affiliates (other than Subsidiaries) or non-domestic Subsidiaries in an aggregate amount not to exceed $25,000,000 at any time outstanding (in addition to such Investments made prior to the Closing Date which are listed on Schedule 8.4) (for purposes of this subsection, the phrase "Investment" shall mean only (x) loans which are recorded as debt in accordance with GAAP, and advances made on behalf of Affiliates or non-domestic Subsidiaries which are not repaid within 120 days of the date of such advance,
(y) purchase price of the interest purchased (at the time of purchase) or (z) the amount of cash or the value of assets contributed (at the time of contribution)), provided that the sum of all investments classified under clauses (y) and (z) of the preceding parenthetical phrase shall in no event exceed $7,000,000; (viii) Investments in Guarantors; (ix) Loans to employees, in an aggregate amount not to exceed $1,000,000 (inclusive of principal and all interest accrued in accordance with GAAP under the terms of such loans) at any time outstanding; and (x) Loans to third parties (provided that any such Loans are reasonably intended to benefit, directly or indirectly, the business or financial condition of the Borrower) from time to time hereafter in an aggregate amount not to exceed $5,000,000 (inclusive of principal and all interest accrued in accordance with GAAP under the terms of such loans) at any time outstanding, exclusive of the loan to SF Dental Company described in Schedule 8.4 and such other loans, if any, that may be excluded from this calculation from time to time by the Banks in their sole and absolute discretion; (xi) Permitted Acquisitions; and (xii) Investments required to be taken in connection with the bankruptcy or reorganization of suppliers and customers, and in settlement of delinquent obligations of, and other disputes with customers and supplies arising in the ordinary course of business; provided that as a result of and after giving effect to any such Investment (i.e., any Investment referred to in any of subsections (i)-(xi) above), no default or Event of Default shall have occurred.

                  Section 8.5.   Sale of Assets.

            Sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets (except to the Borrower), except for: (a) assets disposed of in the ordinary course of business; or (b) the sale or other disposition of assets no longer used or useful in the conduct of its business;
(c) the sale or other disposition of assets which are substantially contemporaneously replaced with new assets of similar value and type; (d) sales or dispositions which, individually or in the aggregate, in any one year period ending on the anniversary date of the Closing Date or any succeeding anniversary date thereof, do not exceed at any particular date during any such period, ten (10%) percent, and for the period from the date hereof to (but not including) the Revolving Credit Termination Date, do not exceed at any particular date during such period, twenty (20%) percent, of the amount or value of the assets, determined at the fair market value thereof determined in good faith and after all necessary due diligence by the Board of Directors of the Borrower, and its Subsidiaries taken as a whole, determined as at the date of sale or disposition respecting any such sale or disposition, in arm's length transactions for fair value, provided that, after giving effect to any such sale or disposition, no Default or Event of Default shall have occurred; or (e) the maintenance of the ESOP. Notwithstanding anything to the contrary in this Agreement, in the event of the permitted sale or other disposition of all or substantially all the business of a Guarantor which is permitted in accordance with clause (d) above, such Person's Guarantee shall terminate and be of no further force or effect, and the parties hereto shall execute and deliver such documents to the Borrower as the Borrower reasonably requests to evidence that fact.

                  Section 8.6.  Transactions with Affiliates.

            Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except (a) for transactions between the Borrower and any Guarantor or any Guarantor with any other Guarantor, (b) for the maintenance of the ESOP, (c) in the ordinary course of and pursuant to the reasonable requirements of the relevant Person's business and upon fair and reasonable terms no less favorable to the relevant Person than would obtain in a comparable arm's length transaction with a Person not an Affiliate; and (d) for transactions between the Borrower and any non-Guarantor Subsidiary of the Borrower which conducts substantially all of its business outside the United States for the purchase of inventory from the Borrower for a purchase price which is not less than the Borrower's cost with respect thereto; provided that, after giving effect to any such transaction (i.e., any of the transactions referred to in any of (a)-(d) above), no Default or Event of Default shall have occurred.

                  Section 8.7.  Mergers, Etc.

            Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire, all or substantially all of the assets or the business of any Person, except to the extent permitted (x) under Section 8.5 hereof or
(y) under Section 8.8 hereof, and only, in the case of any merger or consolidation, if the Borrower is the surviving entity, provided that, after giving effect to any such transaction, no Default or Event of Default shall have occurred.

                  Section 8.8.  Acquisitions.

            Make an Acquisition, except that the Borrower or any Subsidiary of the Borrower may engage in any Acquisition with any Person whose line or lines of business are in the medical, dental, veterinary, hospital, or health care technology fields and are substantially similar to the line or lines of business in such fields of the Borrower or any Subsidiary, as the case may be, at the time of such Acquisition, provided that:

            (a) after giving effect to any such Acquisition, no Default or Event of Default shall exist at the time of any such Acquisition or at the time or as a result of the consummation of the transactions contemplated thereby;

            (b) the Borrower shall notify the Banks of the consummation of any such Acquisition with respect to which the aggregate cash amount paid or payable exceeds $15,000,000, within 15 Banking Days of the consummation thereof, and provide the Banks with evidence reasonably satisfactory to the Banks (which evidence shall include pro forma financial statements) that after giving effect to such Acquisition, no Default or Event of Default shall have existed at the time of any such Acquisition or at the time or as a result of the consummation of the transactions contemplated thereby;

            (c) the aggregate cash amounts paid or payable with respect to any one Acquisition from and after the date hereof to and including the Revolving Credit Termination Date shall not exceed $25,000,000 without the prior written consent of the Required Banks;

            (d) such Acquisition has been either (1) approved by the board of directors of the corporation which is the subject of such Acquisition or (2) recommended for approval by such board to the shareholders of such corporation and subsequently approved by the shareholders of such corporation as required under applicable law or by the by-laws and the certificate of incorporation of such corporation;

            (e) if, upon the closing of the transactions contemplated by an Acquisition, the aggregate amount or value of the assets (i.e., amounts which would, in conformity with GAAP, be included as assets on a Person's balance sheet) directly or indirectly acquired in such Acquisition after the Closing Date which are located in the United States (e.g., in the case of receivables, receivables for which records are maintained at a location in the United States or with respect to which the principal business and assets of the relevant account debtor are located in the United States) ("Acquired Assets"; and the Person holding or owning such Acquired Assets shall be referred to as an "Acquired Person") would cause such Acquired Person to become a Post-Closing Guarantor, then such Acquired Person and each of its Subsidiaries that is not at such time a party to an agreement which prohibits such Acquired Person or Subsidiary, as the case may be, from becoming a Guarantor hereunder, shall, immediately upon the consummation of any such transaction become a Guarantor of the present and future obligations of the Borrower hereunder on terms and conditions no less favorable to the Banks than those set forth in the Guarantees;

            (f) notwithstanding anything contained herein to the contrary, no "hostile takeover" (i.e., an Acquisition opposed by the board of directors of the selling Person or the Person party to such Acquisition) shall be permitted.

            (g) Any Acquisition meeting or satisfying the provisions of this
Section 8.8 shall be referred to as a "Permitted Acquisition".

                  Section 8.9.  No Activities Leading to Forfeiture.

            Engage in the conduct of any business or activity which would be likely to result in a Forfeiture Proceeding.

                  Section 8.10.  Corporate Documents; Fiscal Year.

            Amend, modify or supplement its certificate or articles of incorporation or by-laws or, in the case of any partnership, its partnership agreement, in any way which would materially adversely affect the ability of the Borrower or any Guarantor to perform its obligations hereunder or change its fiscal year (other than a change of fiscal year to a year ending December 31).

                  Section 8.11.  Hazardous Substances; Use of Real Property.

            Use, or permit the use of, the owned or leased real properties for conducting any manufacturing, industrial, commercial or retail business which involves in any way the introduction, manufacture, generation, processing or storage of any Hazardous Substance in violation, in any material respect, of any applicable Environmental Law.

                  Section 8.12.  Dividends, etc.

            (a) Pay or accrue (i.e., to pay in the future) any cash dividends (other than to the Borrower), except that the Borrower may pay cash dividends in any year of up to 40% of the Borrower's Consolidated Net Income for such year in any fiscal year; or

            (b) redeem, repurchase or acquire any stock or securities of the Borrower for an aggregate purchase price respecting all such transactions in excess of $5,000,000 per fiscal year; or

            (c) make any capital distribution in cash or other property (other than stock dividends); or

            (d) take any action which would have an effect equivalent to any of the foregoing.

                  Section 8.13.  Material Change in Ownership.

            (a) Permit any change in the ownership of the Borrower, which results in any Person or related group of Persons other than the Persons who are executive officers or directors of the Borrower, or the ESOP, owning beneficially 30% or more of the outstanding shares of common stock of the Borrower.

            (b) Permit any change in control of the Borrower's Board of Directors, whereby the Continuing Directors shall cease to constitute a majority of the Borrower's Board of Directors.

                  Section 8.14.  Other Material Adverse Change.

            Suffer or permit any other material adverse change in the operations of the Borrower and its Subsidiaries taken as a whole.


ARTICLE 9.
                             FINANCIAL COVENANTS

            So long as any of the Notes or other Obligations shall remain unpaid, or any Bank shall have any Revolving Credit Commitment under this Agreement, the Borrower shall:

                  Section 9.1.  Minimum Consolidated Net Worth.

            Maintain at all times during each of the periods set forth below, a Consolidated Net Worth of not less than the amounts set forth below opposite the applicable period:

   Period                       Amounts
   ------                       -------

   Fiscal Year 1996             Actual Consolidated Net Worth at
                                12/31/95 plus the net proceeds of the
                                1996 offering of securities by the
                                Borrower plus 50% of positive
                                Consolidated Net Income for the
                                current fiscal year to date

   Any Fiscal Year thereafter   Prior year-end Actual Consolidated
                                Net Worth plus the net proceeds of any
                                offering of securities by the Borrower
                                plus 50% of positive Consolidated Net
                                Income for the current fiscal year to date

                  Section 9.2.  Consolidated Maximum Capital Expenditures.

            Not be permitted to make aggregate Capital Expenditures on a consolidated basis with its Subsidiaries (the term Subsidiaries, for all purposes contained in this Article 9, shall mean all Subsidiaries of the Borrower whose results are required in accordance with GAAP to be consolidated with the results of the Borrower) in excess of $15,000,000 in any fiscal year or $55,000,000 during the term of the Revolving Credit Facility.

                  Section 9.3.  Minimum Consolidated Cash Flow Coverage.

            Maintain at all times on a rolling four-quarter basis, a ratio of
(A) Consolidated Net Profit of the Borrower and its Subsidiaries after Consolidated Taxes of the Borrower and its Subsidiaries plus consolidated Depreciation of the Borrower and its Subsidiaries plus consolidated Amortization of the Borrower and its Subsidiaries plus consolidated Non-Cash Charges of the Borrower and its Subsidiaries (other than consolidated Depreciation of the Borrower and its Subsidiaries and consolidated Amortization of the Borrower and its Subsidiaries) plus Consolidated Interest Expense plus the aggregate amount of net cash proceeds from the issuance of capital stock of the Borrower and its Subsidiaries on a consolidated basis (as determined in accordance with GAAP), to
(B) Consolidated Interest Expense plus the Current Portion of Long-Term Debt less the Debt resulting from the Van Den Braak Acquisition, provided same shall be repaid with a portion of the Loans made hereunder prior to its October, 1997 maturity (as determined in accordance with GAAP) plus consolidated Capital Lease payments of the Borrower and its Subsidiaries plus consolidated Dividends of the Borrower and its Subsidiaries plus consolidated Capital Expenditures of the Borrower and its Subsidiaries (net of indebtedness incurred for the purpose of financing such Capital Expenditures) (as determined in accordance with GAAP) plus the aggregate amount of cash payments made by the Borrower and its Subsidiaries on a consolidated basis (as determined in accordance with GAAP) to purchase or redeem capital stock of the Borrower and its Subsidiaries on a consolidated basis (as determined in accordance with GAAP), of not less than 1.10:1.00.

                  Section 9.4.  Consolidated Minimum Interest Coverage.

            Maintain at all times on a rolling four-quarter basis a ratio of consolidated Operating Income of the Borrower and its Subsidiaries (before special charges) before Consolidated Interest Expense and Consolidated Taxes plus consolidated Depreciation of the Borrower and its Subsidiaries plus consolidated Amortization of the Borrower and its Subsidiaries to Consolidated Interest Expense of the Borrower and its Subsidiaries (as determined in accordance with GAAP) of not less than 3.00:1.00.

                  Section 9.5. Maximum Ratio of Consolidated Funded Debt to EBITDA.


            Maintain at all times a ratio of Consolidated Funded Debt as of the last day of the preceding fiscal quarter to Consolidated EBITDA of not more than 3.0:1.0.

            Compliance with all of the financial covenants contained in this
Article 9 may be determined by reference to consolidated financial statements of the Borrower and its Subsidiaries delivered to the Agent in accordance with
Section 7.8 hereof. The Borrower and its Subsidiaries must be in compliance with all such covenants at all times during the relevant period. All financial covenants may be tested more frequently, but shall not be tested less frequently, than quarterly, at the discretion of the Banks.


ARTICLE 10.
                              EVENTS OF DEFAULT

                  Section 10.1.  Events of Default.

            Any of the following events shall be an "Event of Default":

            (a) The Borrower shall: (i) fail to pay the principal of any Note as and when due and payable; (ii) fail to pay interest on any Note within two Banking Days of the date any such payment is due and payable or any other Obligation as and when due and payable; or (iii) fail to pay any Bank any amount when due and payable in connection with any Letter of Credit or Documentary Banker's Acceptance;

            (b) Any representation or warranty made or deemed made by the Borrower in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion or financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect, if made or deemed made on or as of the date hereof, in any respect or, if made or deemed made on or as of any date subsequent to the date hereof, in any material respect;

            (c) The Borrower shall: (i) fail to perform or observe any term, covenant or agreement contained in any of (A) Section 2.3, Section 2.7(e),
Article 8, Article 9, or Section 12.3 hereof; (B) Section 7.8, and such failure shall continue for ten (10) consecutive days after written notice; or (C) any Facility Document other than this Agreement (except to the extent of obligations specifically referred to in Section 10.1(a) hereof, after the expiration of any applicable grace period provided in any such Facility Document); or (ii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to in any of Section 10.1(a), Section 10.1(b), Section 10.1(c)(i) or any of Sections 10.1(d)-(j) hereof) in this Agreement and (in the case of this Section 10.1(c)(ii) only) such failure shall continue for thirty (30) consecutive days after written notice;

            (d) The Borrower or any Guarantor shall: (i) fail to pay any Debt or Debts for borrowed money (other than the payment obligations described in (a) above) in the aggregate amount of $2,000,000 or more, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace periods; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed, including the obligation to make payment, under any agreement or instrument relating to any other Debt or Debts (other than the payment obligations described in (a) above or the Debt or Debts described in (d)(i) above) in the aggregate amount of $2,000,000, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate or permit the acceleration of the maturity of such Debt, after giving effect to any applicable grace period; provided, however, that notwithstanding anything in the foregoing to the contrary, with respect to that certain Debt owing to New York State Urban Development Corp. as set forth in Section 1 of Schedule 6.10 hereof (the "Urban Development Loan"), no effect will be given to a default or acceleration of or with respect to the Urban Development Loan if and for so long as the full amount of such Urban Development Loan is secured by other Debt of the Borrower;

            (e) The Borrower or any Guarantor (i) shall generally not, or be unable to, or shall admit in writing its or their inability to, pay its or their debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or
(iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it or them, in which an adjudication or appointment is made or order for relief is entered which petition, application or proceeding remains unstayed and in effect for a period of thirty (30) days or more; or (v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; (vi) shall suffer any such custodianship, receivership or trusteeship (as referenced in (v) above, exclusive of any of the matters referenced in any of (i) - (iv) hereof) to continue undischarged for a period of forty-five (45) days or more; or (vii) the Borrower shall cease to be Solvent;

            (f) One or more judgments, decrees or orders for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Borrower any Guarantor and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

            (g) An event or condition specified in Section 6.8 hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower, any Guarantor or any ERISA Affiliate shall incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which is, in the determination of the Required Banks, material in relation to the financial condition, operations, business or prospects of the Borrower;

            (h) Any Forfeiture Proceeding shall have been commenced against the Borrower or any Guarantor unless, immediately upon the commencement of any such proceeding, such Borrower or Guarantor, contests any such proceeding in good faith by appropriate proceedings and such proceeding is unstayed and in effect for a period of thirty (30) days or more after the commencement thereof; provided, however, that until such proceeding is dismissed as aforesaid, and notwithstanding anything contained in this Agreement to the contrary, the Banks will be under no obligation to make Revolving Credit Loans available to the Borrower after the commencement of any such proceeding unless and until such time as any such proceeding shall have been dismissed pursuant to the foregoing provisions; or

            (i) Any of the Guarantees shall at any time after their execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity of enforceability thereof shall be contested by the Borrower or any Guarantor (or any assignee or transferee of the Borrower or any Guarantor), or the Borrower or any Guarantor (or any assignee or transferee of the Borrower) shall deny that it has any further liability or obligation under any Guarantees to which it is a party, or the Borrower or any Guarantor (or any assignee or transferee of any such Borrower or any Guarantor) shall fail to perform any of its obligations under the Guarantees to which it is a party.

                  Section 10.2.  Remedies.

            Upon the occurrence of any Event of Default hereunder, the Required Banks may, by notice to the Borrower, (a) declare the Revolving Credit Commitments to be terminated, whereupon the same shall forthwith terminate, and
(b) declare the outstanding principal of the Notes, all interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default referred to in Section 10.1(f) or Section 10.1(i) above, the Revolving Credit Commitments shall be immediately terminated, and the Notes, all interest thereon and all other amounts payable under this Agreement or the Notes shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower. With respect to all Letters of Credit that shall not have matured or with respect to which presentment for honor shall not have occurred, the Borrower shall deposit in a cash collateral account opened by the Agent an amount equal to the aggregate undrawn amount of Letters of Credit, and the unused portion thereof, if any, shall be returned to the Borrower after the respective expiration dates of the Letters of Credit and after all Obligations are paid in full. Furthermore, if an Event of Default has occurred and the Required Banks have exercised the remedies set forth in (a) and
(b) above, interest and fees payable hereunder in connection with the Loans shall automatically be increased to the Default Rate (with respect to Letters of Credit, the fees payable with respect thereto shall be automatically increased to a rate per annum equal to the Default Rate which would be applicable to a Base Rate Loan, in an amount equal to the aggregate of the past due amounts with respect to all outstandings Letters of Credit).


ARTICLE 11.
                                   THE AGENT;
                       RELATIONS AMONG BANKS AND BORROWER

                  Section 11.1.  Appointment, Powers and Immunities of Agent

            Each Bank hereby irrevocably (but subject to removal by the Required Banks pursuant to Section 11.9) appoints and authorizes Chase to act as its agent hereunder and under any other Facility Document with such powers as are specifically delegated to the Agent by the terms of this Agreement and any other Facility Document, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Facility Document, and shall not by reason of this Agreement be a trustee for any Bank. The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by the Borrower, any of the Guarantors, or any of the Acquired Entities, or any officer or official of the Borrower, any of the Guarantors, or any of the Acquired Entities, or any other Person contained in this Agreement or any other Facility Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Facility Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document or any other document or instrument referred to or provided for herein or therein, or for any failure by the Borrower, any of the Guarantors, or any of the Acquired Entities to perform any of their or its respective obligations hereunder or thereunder. The Agent may take all necessary actions by itself and/or it may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of itself or its employees or of any such agents or attorneys-in-fact, if such agents or attorneys-in-fact are selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Facility Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. The Borrower shall pay any fee agreed to by the Borrower and the Agent with respect to the Agent's services hereunder.

                  Section 11.2.  Reliance by Agent.

            The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent may deem and treat each Bank as the holder of the Loans made by it for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Bank shall have been furnished to the Agent, but the Agent shall not be required to deal with any Person who has acquired a participation in any Loan from a Bank. As to any matters not expressly provided for by this Agreement or any other Facility Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan.

                  Section 11.3.  Defaults.

            The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Loans to the extent the same is required to be paid to the Agent for the account of the Banks) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to Section 12.8) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that the Agent shall not be required to take any such action which it determines to be contrary to law.

                  Section 11.4.  Rights of Agent as a Bank.

            With respect to its Revolving Credit Commitment and the Loans made by it, the Agent, in its capacity as a Bank hereunder, shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its capacity as a Bank. The Agent or any Bank and their respective Affiliates may (without having to account therefor to any other Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, the Borrower, the Guarantors, or the Acquired Entities or any of them (and any of their Affiliates). In the case of the Agent, it may do so as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower, the Guarantors, or the Acquired Entities or any of them for services in connection with this Agreement or otherwise without having to account for the same to the Banks. Although the Agent or a Bank or their respective Affiliates may in the course of such relationships and relationships with other Persons acquire information about the Borrower, the Guarantors and their respective Affiliates, neither the Agent nor such Bank shall have any duty to disclose such information to the other Banks.

                  Section 11.5.  Indemnification of Agent.

            The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 12.3 or under the applicable provisions of any other Facility Document, but without limiting the obligations of the Borrower under Section
12.3 or such provisions), ratably in accordance with the aggregate unpaid principal amount of the Loans made by the Banks (without giving effect to any participation, in all or any portion of such Loans, sold by them to any other Person) or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Facility Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Section 12.3 or under the applicable provisions of any other Facility Document but excluding, unless a Default or Event of Default has occurred, normal administrative costs and expenses incidental to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

                  Section 11.6.  Documents.

            The Agent will forward to each Bank, promptly after the Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Facility Document to be delivered to the Agent for such Bank.

                  Section 11.7.  Non-Reliance on Agent and Other Banks.

            Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Guarantors and the decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Facility Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or the Guarantors of this Agreement or any other Facility Document, or any other document referred to or provided for herein or therein, or to inspect the properties or books of the Borrower or the Guarantors. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or the

Guarantors which may come into the possession of the Agent or of its Affiliates. The Agent shall not be required to file this Agreement, any other Facility Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Facility Document or any document or instrument referred to herein or therein, to anyone.

                  Section 11.8.  Failure of Agent to Act.

            Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section
11.5 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                  Section 11.9.  Resignation or Removal of Agent.

            Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Banks and the Borrower, and the Agent may be removed at any time with or without cause by the Required Banks; provided that the Borrower and the other Banks shall be promptly notified thereof. Chase shall be deemed removed as Agent by the Required Banks at such time as the aggregate of the Commitment Proportions of Chase and its Affiliates is less than 35% of the aggregate Commitment Proportions of the Banks hereunder; provided, however, that such removal shall only be deemed effective upon the appointment of a successor Agent. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank which has an office in New York, New York. The appointment of any bank which is not then a party hereto shall be subject to the approval of the Borrower, which shall not be unreasonably withheld or from among the Banks which are parties hereto. The Required Banks or the retiring Agent, as the case may be, shall upon the appointment of a Successor Agent promptly so notify the Borrower and the other Banks. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

                  Section 11.10.  Amendments Concerning Agency Function.

            The Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Facility Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

                  Section 11.11.  Liability of Agent.

            The Agent shall not have any liabilities or responsibilities to the Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Borrower to perform its obligations hereunder or under any other Facility Document.

                  Section 11.12.  Transfer of Agency Function.

            Without the consent of the Borrower or any Bank, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices wherever located, provided that the Agent shall promptly notify the Borrower and the Banks thereof.

                  Section 11.13.  Non-Receipt of Funds by the Agent.

            Unless the Agent shall have been notified by a Bank or the Borrower (either one as appropriate being the "Payor") prior to the date on which such Bank is to make payment hereunder to the Agent of the proceeds of a Loan or the Borrower is to make payment to the Agent, as the case may be (either such payment being a "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, repay to the Agent the amount made available to it together with interest thereon for the period from the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the average daily Federal Funds Rate for such period.

                  Section 11.14.  Withholding Taxes.

            Each Bank represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Agent such forms, certifications, statements and other documents as the Agent may request from time to time to evidence such Bank's exemption from the withholding of any tax imposed by any jurisdiction or to enable the Agent to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Bank is not created or organized under the laws of the United States of America or any state thereof, in the event that the payment of interest by the Borrower is treated for U.S. income tax purposes as derived in whole or in part from sources from within the U.S., such Bank will furnish to the Agent Form 4224 or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such Bank's exemption from the withholding of U.S. tax with respect thereto. The Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Loan or such Bank's Commitment until such Bank shall have furnished to the Agent the requested form, certification, statement or document.

                  Section 11.15.  Several Obligations and Rights of Banks.

            The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

                  Section 11.16.  Pro Rata Treatment of Loans, Etc.

            Except to the extent otherwise provided in this Agreement: (a) each borrowing under Section 2.4 or issuance of Letters of Credit or Documentary Banker's Acceptances under Section 2.7 shall be made from or for the benefit of the Banks, each payment of the Commitment Fee accruing under Section 3.3, the Usage Fee accruing under Section 3.4, and the Up Front Fee accruing under
Section 3.5, and each conversion of a Loan from one type of Loan to another pursuant to Section 2.4, shall be made for the account of the Banks, pro rata in accordance with their respective Commitment Proportions; (b) each prepayment and payment of principal of or interest on Loans of a particular type and a particular Interest Period shall be made to the Agent for the account of the Banks holding Loans of such type and Interest Period pro rata in accordance with the respective unpaid principal amounts of such Loans of such Interest Period held by such Banks.

                  Section 11.17.  Sharing of Payments Among Banks.

            If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker's lien, counterclaim, or by any other means, it shall promptly purchase from the other Banks participation in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Loans held by each of them. To such end, the Banks shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loans made by other Banks may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation (or direct interest). Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any

Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of the Borrower.


ARTICLE 12.
                                MISCELLANEOUS

                  Section 12.1.  Amendments and Waivers.

            Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower and the Required Banks, and any provision of this Agreement may be waived by the Borrower and by an instrument signed by the Required Banks (if such provision requires performance by the Borrower, or any of them), including, but not limited to, any Event of Default; provided that no amendment, modification or waiver shall, unless by an instrument signed by all of the Banks: (a) increase or extend the term, or extend the time or waive any requirement for the reduction or termination of the Revolving Credit Commitment,
(b) extend the date fixed for the payment of principal of or interest on any Loan, (c) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee payable hereunder, (d) alter the terms of Sections 12.1 through 12.8 and Section 12.13, (e) change the Revolving Credit Commitment of any Bank or the fees payable to any Bank, except as expressly otherwise provided herein, (f) permit the Borrower, or any of the Guarantors, to transfer or assign any of its obligations hereunder or under the Facility Documents, or (g) change the definition of the term "Required Banks". No failure on the part of any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  Section 12.2.  Usury.

            Anything herein to the contrary notwithstanding, the Obligations shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank. If any of the above-referenced payments of interest, together with any other charges or fees deemed in the nature of interest, exceed the maximum legal rate, then the Banks shall have the right to make such adjustments as are necessary to reduce any such aggregate interest rate (based on the foregoing aggregate amount) to the maximum legal rate, and if any Bank ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Borrower. The Borrower waives any right to prior notice of such adjustment and further agrees that any such adjustment may be made by the Banks subsequent to notification from the Borrower that such aggregate interest charged exceeds the maximum legal rate.

                  Section 12.3.  Expenses.

            The Borrower shall reimburse each of the Banks on demand for all reasonable costs, expenses and charges (including, without limitation, reasonable fees and charges of such Banks' special counsel, Rivkin, Radler & Kremer, plus disbursements, but excluding the fees and charges of any other counsel for or to any of the Banks (including, without limitation, any in-house counsel) incurred in connection with or relation to the documentation, negotiation and closing of the transactions contemplated hereby, and their respective disbursements) incurred by such Bank in connection with the preparation, review, execution and delivery of this Agreement and the Facility Documents (including, without limitation, with respect to that certain letter dated December 24, 1996, executed by the Borrower and the Banks). In addition, the Borrower shall reimburse each Bank for all of its reasonable costs and expenses in connection with the protection, enforcement or preservation of any rights under this Agreement, the Notes or the other Facility Documents. The Borrower agrees to indemnify each Bank and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrower or any of its Affiliates of the proceeds of the Loans, or to the failure of the Borrower to perform or observe any of the terms, covenants or conditions on its part to be performed or observed under this Agreement or under any of the Facility Documents including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, willful misconduct or bad faith of the Person to be indemnified).

                  Section 12.4.  Survival.

            The obligations of the Borrower under Section 2.3, Section 2.7(e),
Section 3.3, Section 3.4, Article 4 and Section 12.3 shall survive the repayment of the Loans and the Revolving Credit Termination Date for a period corresponding to the maximum applicable statute of limitations in effect in the State of New York from time to time.

                  Section 12.5.  Assignment; Participation.

            This Agreement shall be binding upon, and shall inure to the benefit of Borrower, the Banks and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder. Each Bank may, only with the prior written consent of the Borrower and the Agent, which consent shall not be unreasonably withheld, assign, or sell participation in, all or any part of any Loan to another bank or other entity, in which event (a) in the case of an assignment, upon notice thereof by the Bank to the Borrower and the Agent and subject to the Borrower's and Agent's consent (as referenced above), the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations (including, without limitation, a ratable assumption of the assigning Bank's Commitment and Commitment Proportion hereunder) as it would have if it were a Bank hereunder; provided, however, that no assignment shall be made of or with respect to a principal amount which is less than $15,000,000 of the Commitment of the resigning Bank (e.g., in outstanding Loans and in the obligation to make future Loans) and no assignment can be made until the assigning Bank offers, upon reasonable prior written notice, the other Banks a right of first refusal to purchase such assigning Bank's interest on the same terms and conditions as are being offered by the assignee; and (b) in the case of a participation, the participant shall have no rights under the Facility Documents and all amounts payable by the Borrower under Articles 2 and 3 shall be determined as if such Bank had not sold such participation. Such Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); provided that such Bank shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information in accordance with Section 12.14 hereof. There shall be no limit on the number of assignments or participations that may be granted by any Bank. Notwithstanding anything contained herein to the contrary each Bank shall be permitted, without the prior consent of the Borrower and without being subject to the above-referenced right of first refusal, to assign all or part of its Revolving Credit Commitment hereunder to any Federal Reserve Bank in connection with any collateral assignment thereto in the ordinary course of any such Bank's business or assign or participate all or part of its Revolving Credit Commitment hereunder to any Affiliate of such Bank.

                  Section 12.6.  Notices.

            Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to the Borrower by certified or registered mail or by recognized overnight delivery services to such party at its address on the signature page of this Agreement, and in any such case, any such notice shall be accompanied by notice by telecopy. Initially, notice shall be delivered to each party hereto at the addresses set forth on the signature page hereof. Notices shall be effective: (a) if given by registered or certified mail, 72 hours after deposit in the mails with postage prepaid, addressed as aforesaid; or (b) if given by recognized overnight delivery service, on the Banking Day following deposit with such service addressed as aforesaid; or (c) if given by telecopy, when the telecopy is transmitted to the telecopy number as aforesaid and confirmed with a confirmation receipt.

                  Section 12.7.  Setoff.

            The Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option without any prior notice to the Borrower (any such notice being expressly waived by the Borrower to the extent permitted by applicable law), to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Borrower at any of such Bank's offices, in Dollars or in any other currency, against any amount payable by the Borrower to such Bank under this Agreement or such Bank's Note which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower thereof; provided that such Bank's failure to give such notice shall not affect the validity thereof. Payments by the Borrower thereof hereunder shall be made without setoff or counterclaim. Each Bank agrees that if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain any payments from the Borrower or any of the Guarantors, all such payments shall first be applied to the repayment of the outstanding Obligations, and such Bank will (a) be deemed to have simultaneously purchased from the other Banks a share in the Obligations held by such Banks so that the amount of the Obligations held by each of the Banks shall be on a pro rata basis (provided, however, that for purposes of this Section, the term "pro-rata" will be determined with respect to each Bank's Commitment Proportion of outstanding Obligations after subtraction in each case of amounts, if any, by which any such Bank has not funded an amount equal to its Commitment Proportion of outstanding Obligations) and (b) make such disposition and arrangements with the other Banks with respect to such payments, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of such payments its Commitment Proportion thereof as contemplated hereby. If all or any portion of any of the payments referenced above is thereafter recovered from the Bank which received the same, the purchase provided in this Section shall be rescinded to the extent of such recovery, without interest. The Borrower and the Guarantors expressly consent to the foregoing arrangements and agree that each Bank so purchasing a portion of the other Banks' Obligations may exercise all rights of payment with respect to such portion as fully as if such Bank were the direct holder of such portion.

                  Section 12.8.  Jurisdiction; Immunities.

            (A) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK OR SUFFOLK COUNTIES OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING (BY CERTIFIED OR REGISTERED MAIL) OF COPIES OF SUCH PROCESS TO THE BORROWER AT THE ADDRESS SPECIFIED IN SECTION 12.6. THE BORROWER AGREES THAT A FINAL JUDGMENT (INCLUDING ANY APPLICABLE APPEALS) IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. THE BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST ANY BANK SHALL BE BROUGHT ONLY IN NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK OR SUFFOLK COUNTIES. EACH OF THE BANKS AND THE BORROWER WAIVE ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH RESPECT TO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS.

            (B) NOTHING IN THIS SECTION 12.8 SHALL AFFECT THE RIGHT OF ANY BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER, OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

            (C) TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE NOTES.

                  Section 12.9.  Table of Contents; Headings.

            Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

                  Section 12.10.  Severability.

            The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                  Section 12.11.  Counterparts.

            This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

                  Section 12.12.  Integration.

            The Facility Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

                  Section 12.13.  Governing Law.

            This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York.

                  Section 12.14.  Confidentiality.

            Each of the Banks agrees that it will use all reasonable best efforts not to disclose without the prior consent of the Borrower (other than to affiliates of such Banks and their respective directors, employees, auditors, counsel or other professional advisors) any confidential information with respect to the Borrower or any of its Subsidiaries which is furnished by the Borrower;

provided that upon notice to the Borrower any Bank may disclose any such information (a) that is or has become generally available to the public; (b) as may be required or appropriate (x) in any report, statement or testimony submitted to any municipal, state or Federal or other governmental regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or
(y) in connection with any request or requirement of any such regulatory body;
(c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; (d) to comply with any law, order, regulation or ruling applicable to such Bank; and (e) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Bank; provided that such prospective transferee agrees to be bound by this Section 12.14 to the same extent as such Bank.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

            HENRY SCHEIN, INC.

            By:____________________________
            Name:  H. Bradley Seidensticker
            Title:Treasurer

      Address for Notice 135 Duryea Road
                         Melville, New York  11747
                         Attn: Chairman of the Board
                         cc:   General Counsel and Chief Financial Officer

      Telephone No.: (516) 843-5963
      Telefax No.:   (516) 843-5784

AGENT:

      THE CHASE MANHATTAN BANK



      By:
         -----------------------------
      Name:  Emelia K. Teige
      Title:  Vice President

      Lending Office and Address for Notices:

      The Chase Manhattan Bank
      Agent Bank Services
      140 E. 45th Street, 29th Floor
      New York, New York  10017
      Attn.:  Sandra Miklave
      Vice President

      Telephone No.:  (212) 622-0005
      Telefax No.:  (212) 622-0002

      Letters of Credit
      Issuing Agent
      The Chase Manhattan Bank
      55 Water Street, 17th Floor
      New York, New York  10041
      Attention:  Indirah Toovey
      Telephone:  (212) 638-1842
      Telefax:  (212) 638-8200

      BANKS:

            THE CHASE MANHATTAN BANK


            By:
               -----------------------------
               Name: Emelia Teige
               Title: Vice President
               Telephone:  (516) 755-5046
               Telefax:  (516) 755-5103

            Lending Office and Address for Notices:

            The Chase Manhattan Bank
            395 North Service Road
            Melville, New York  11747
            Attention: Emelia Teige
                         Vice President
            Telephone No.: (516) 755-5046
            Telefax No.:   (516) 755-5103


            FLEET BANK, NATIONAL ASSOCIATION


            By:
               -----------------------------
               Name: Thomas J. Dionian, Esq.
               Title: Vice President


            Lending Office and Address for Notices:
            Fleet Bank, National Association
            300 Broad Hollow Road
            Melville, New York 11747
            Attention:  Thomas J. Dionian, Esq.
                        Vice President
            Telephone No.: (516) 547-7770
            Telefax No.:  (516) 547-7815

            COOPERATIEVE CENTRALE RAIFFEISEN-
            BOERENLEENBANK, B.A. "RABOBANK NEDERLAND",
            NEW YORK BRANCH


            By:
                --------------------------------
               Name:
                     ---------------------------
               Title:
                      --------------------------



            By:
                --------------------------------
               Name:
                     ---------------------------
               Title:
                      --------------------------

            Lending Office and Address for Notices
            Cooperatieve Centrale Raiffeisen-
            Boerenleenbank, B.A. "Rabobank Nederland",
            New York Branch
            245 Park Avenue
            16th Floor
            New York, NY  10167
            Attention:  Christina Debler
                          Vice President
            Telephone No.:  (212) 916-7967
            Telefax No.: (212) 916-7837


            EUROPEAN AMERICAN BANK


            By:
                ----------------------------
               Name: Gerard Baccaglini
               Title: Vice President


            Lending Office and Address for Notices:
            European American Bank
            EAB Plaza
            Uniondale, New York 11555
            Attention: Gerard Baccaglini
                         Vice President
            Telephone No.: (516) 296-5546
            Telefax No.:(516) 295-5550

FOR THE PURPOSES OF THE REPRESENTATIONS SET FORTH IN ARTICLE 6:

            ZAHN HOLDINGS, INC.


            By:
                -----------------------------
               Name: H. Bradley Seidensticker
               Title:  Treasurer


            ZAHN DENTAL CO., INC.


            By:
                -----------------------------
               Name:  H. Bradley Seidensticker
               Title:  Treasurer


            ZAHN DENTAL (FLORIDA), INC.


            By:
                -----------------------------
               Name:  H. Bradley Seidensticker
               Title:  Treasurer


            TRI-STATE MEDICAL SUPPLY, INC.


            By:
                -----------------------------
               Name:  H. Bradley Seidensticker
               Title:  Treasurer


            SCHEIN DENTAL EQUIPMENT CORP.


            By:
                -----------------------------
               Name:  H. Bradley Seidensticker
               Title:  Treasurer

            SSN HEALTHCARE SUPPLY, INC.


            By:
                -----------------------------
               Name:  H. Bradley Seidensticker
               Title:  Treasurer


            ROCKFORD DENTAL MFG. CO.


            By:
                -----------------------------
               Name:  H. Bradley Seidensticker
               Title:  Treasurer